Exhibit 99.5
PART II
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

RF Micro Devices, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	March 28,	March 29,
	2009 (1)	2008 (1)

Assets
Current assets:
Cash and cash equivalents	$172,989	$129,750
Restricted cash	62	504
Short-term investments (Notes 2 & 4)	93,527	100,841
Accounts receivable, less allowance of $886 and $797 as of March 28, 2009 and March 29, 2008, respectively	90,231	115,629
Inventories (Notes 2 & 5)	113,611	190,753
Prepaid expenses	10,885	13,630
Other receivables (Note 2)	9,040	33,110
Other current assets (Note 12)	27,089	31,930

Total current assets	517,434	616,147

Property and equipment:
Land	3,706	3,206
Building	89,541	84,526
Machinery and equipment	526,778	559,385
Leasehold improvements	76,718	108,091
Furniture and fixtures	12,257	13,217
Computer equipment and software	37,267	36,109

	746,267	804,534
Less accumulated depreciation	(435,179)	(421,574)

	311,088	382,960
Construction in progress	4,039	47,277

Total property and equipment, net	315,127	430,237

Goodwill (Notes 2, 6 & 7)	95,628	701,317
Intangible assets (Notes 2 & 6)	121,191	205,072
Long-term investments (Notes 2 & 4)	20,183	26,336
Other non-current assets (amount recorded at fair value is $2,517) (Notes 2, 4, & 12)	19,079	32,200

Total assets	$1,088,642	$2,011,309

See accompanying notes.

RF Micro Devices, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	March 28,	March 29,
	2009 (1)	2008 (1)

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$46,745	$78,674
Accrued liabilities	51,259	52,111
Other current liabilities (Notes 8 & 9)	5,762	4,806

Total current liabilities	103,766	135,591
Long-term debt, net of unamortized discount of $73,779 and $100,496 as of March 28, 2009 and March 29, 2008, respectively (Note 9)	491,607	524,866
No net cost credit line	13,500	—
Other long-term liabilities (Notes 8, 10, 12)	47,807	54,751

Total liabilities	656,680	715,208
Commitments and contingent liabilities (Note 17)
Shareholders’ equity:
Preferred stock, no par value; 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 500,000 shares authorized; 264,035 and 260,643 shares issued and outstanding as of March 28, 2009 and March 29, 2008, respectively (Notes 7 and 16)	958,742	955,390
Additional paid-in capital	236,394	215,518
Accumulated other comprehensive income, net of tax	169	632
Retained (deficit) earnings	(763,343)	124,561

Total shareholders’ equity	431,962	1,296,101

Total liabilities and shareholders’ equity	$1,088,642	$2,011,309

(1)  Certain amounts have been adjusted as a result of the retrospective adoption of FSP APB 14-1. Refer to Note 2A, “Retrospective Adoption of New Accounting Pronouncement,” for further discussion.
See accompanying notes.

RF Micro Devices, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)

	Fiscal Year
	2009	2008	2007

Revenue	$886,506	$956,270	$1,023,615

Operating costs and expenses:
Cost of goods sold	669,163	681,314	666,755
Research and development	170,778	207,362	184,979
Marketing and selling	64,946	57,330	53,863
General and administrative	50,352	42,080	37,301
Goodwill impairment (Note 6)	619,551	—	—
Other operating expense (income) (Notes 6 and 11)	181,012	19,085	(33,834)

Total operating costs and expenses	1,755,802	1,007,171	909,064

(Loss) income from operations	(869,296)	(50,901)	114,551

Interest expense (1)	(25,893)	(24,533)	(4,583)
Interest income	5,337	29,046	9,305
Impairment of Jazz Semiconductor, Inc. investment (Note 4 )	—	—	(33,959)
Gain on retirement of convertible subordinated notes (Note 9) (1)	14,382	—	—
Other (expense) income	(4,538)	3,906	1,085

(Loss) income before income taxes(1)	(880,008)	(42,482)	86,399

Income tax (expense) benefit (1)	(7,896)	39,088	(2,983)

Net (loss) income(1)	$(887,904)	$(3,394)	$83,416

Net (loss) income per share: (1)
Basic	$(3.38)	$(0.01)	$0.43

Diluted	$(3.38)	$(0.01)	$0.39

Shares used in per share calculation:
Basic	262,493	227,270	192,137

Diluted	262,493	227,270	226,513

(1)  Interest expense, gain on retirement of convertible subordinated notes, (loss) income before income taxes, income tax (expense) benefit, net (loss) income and net (loss) income per share for fiscal years 2009 and 2008 have been adjusted as a result of the retrospective adoption of FSP APB 14-1. Refer to Note 2A, “Retrospective Adoption of New Accounting Pronouncement,” for further discussion.
See accompanying notes.

RF Micro Devices, Inc. and Subsidiaries
Consolidated Statements of Shareholders’ Equity
(In thousands)

					Accumulated
			Additional		Other	Retained
	Common Stock		Paid-in	Deferred	Comprehensive	Earnings
	Shares	Amount	Capital (1)	Compensation	Income (Loss)	(Deficit) (1)	Total (1)

Balance, April 1, 2006	190,280	$462,696	$107,104	$(12,265)	$355	$41,467	$599,357
Comprehensive income:
Net income	—	—	—	—	—	83,416	83,416
Unrealized loss on marketable securities, net of tax	—	—	—	—	(92)	—	(92)
Foreign currency translation adjustment	—	—	—	—	116	—	116

Total comprehensive income					24	83,416	83,440

Reclassification of deferred compensation in relation to the adoption of SFAS 123(R)	—	—	(12,265)	12,265	—	—	—
Exercise of stock options	3,079	12,838	—	—	—	—	12,838
Issuance of common stock in connection with Employee Stock Purchase Plan	792	4,601	—	—	—	—	4,601
Share-based compensation expense	—	—	19,431	—	—	—	19,431

Balance, March 31, 2007	194,151	$480,135	$114,270	$—	$379	$124,883	$719,667
Comprehensive income:
Net income	—	—	—	—	—	(3,394)	(3,394)
Unrealized loss on marketable securities, net of tax	—	—	—	—	(374)	—	(374)
Change in pension liability experience, net of tax	—	—	—	—	291	—	291
Foreign currency translation adjustment	—	—	—	—	336	—	336

Total comprehensive income					253	(3,394)	(3,141)

Adoption of FSP APB 14-1	—	—	66,604	—	—	—	66,604
Adjustment for the cumulative effect on prior years of the adoption of Interpretation 48	—	—	—	—	—	3,072	3,072
Exercise of stock options	1,523	2,415	—	—	—	—	2,415
Common stock issued for acquisition of Sirenza	94,005	568,164	—	—	—	—	568,164
Value of options/awards exchanged for acquisition	—	—	9,094	—	—	—	9,094
Equity issuance fees related to acquisition	—	(280)	—	—	—	—	(280)
Issuance of common stock in connection with Employee Stock Purchase Plan	964	3,618	—	—	—	—	3,618
Tax benefit from exercise of stock options	—	—	6,165	—	—	—	6,165
Repurchase and retirement of common stock, including transaction costs	(30,000)	(98,662)	—	—	—	—	(98,662)
Share-based compensation expense	—	—	19,385	—	—	—	19,385

Balance, March 29, 2008	260,643	$955,390	$215,518	$—	$632	$124,561	$1,296,101
Comprehensive loss:
Net loss	—	—	—	—	—	(887,904)	(887,904)
Unrealized loss on marketable securities, net of tax	—	—	—	—	(1,983)	—	(1,983)

(1)	Adjusted as a result of the retrospective adoption of FSP APB 14-1. Refer to Note 2A, “Retrospective Adoption of New Accounting Pronouncement,” for further discussion.

RF Micro Devices, Inc. and Subsidiaries
Consolidated Statements of Shareholders’ Equity
(In thousands)

					Accumulated
			Additional		Other	Retained
	Common Stock		Paid-in	Deferred	Comprehensive	Earnings
	Shares	Amount	Capital(1)	Compensation	Income (Loss)	(Deficit)(1)	Total(1)

Reclassification adjustments on marketable securities, net of tax	—	—	—	—	2,101	—	2,101
Change in pension liability experience, net of tax	—	—	—	—	117	—	117
Foreign currency translation adjustment	—	—	—	—	(698)		(698)

Total comprehensive loss					(463)	(887,904)	(888,367)

Repurchase of convertible subordinated notes, net of tax	—	—	(262)	—	—	—	(262)
Exercise of stock options	2,392	1,612		—	—	—	1,612
Issuance of common stock in connection with Employee Stock Purchase Plan	1,000	1,740		—	—	—	1,740
Share-based compensation expense			21,138	—	—	—	21,138

Balance, March 28, 2009	264,035	$958,742	$236,394	$—	$169	$(763,343)	$431,962

(1)  Adjusted as a result of the retrospective adoption of FSP APB 14-1. Refer to Note 2A, “Retrospective Adoption of New Accounting Pronouncement,” for further discussion.
See accompanying notes.

RF Micro Devices, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Fiscal Year
	2009 (1)	2008 (1)	2007

Operating activities:
Net (loss) income	$(887,904)	$(3,394)	$83,416
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	85,900	81,991	71,501
Intangible amortization	26,178	13,175	2,027
Non-cash interest expense and amortization of debt issuance cost	18,064	16,868	803
Investment amortization, net	(505)	(6,356)	(189)
Deferred income taxes	(2,177)	(42,510)	(1,420)
Excess tax benefit from exercises of stock options	—	(1,419)	—
Gain on sale of substantially all Bluetooth® assets	—	—	(36,378)
Impairment of Jazz Semiconductor, Inc. investment	—	511	33,959
Goodwill impairment	619,551	—	—
Intangible impairment	66,960	1,221	—
Asset impairments (including restructuring impairments)	76,005	—	—
Gain on retirement of convertible subordinated notes	(14,382)	—	—
Acquired in-process research and development cost	1,400	13,860	—
Foreign currency adjustments	3,653	(4,518)	(1,353)
Loss on disposal of assets, net	658	137	1,227
Share-based compensation expense	23,712	19,312	21,163
Changes in operating assets and liabilities:
Accounts receivable	26,774	12,408	13,936
Inventories	75,588	(34,484)	1,914
Prepaid expenses and other current and non-current assets	17,036	3,967	(17,482)
Accounts payable	(32,573)	7,270	(7,185)
Accrued liabilities	(2,913)	(13,317)	8,607
Income taxes payable/recoverable income taxes	4,125	(8,712)	4,449
Other long-term liabilities	7,011	3,885	(554)

Net cash provided by operating activities	112,161	59,895	178,441

Investing activities:
Purchase of available-for-sale securities	(124,501)	(472,659)	(88,443)
Proceeds from maturities of available-for-sale securities	136,142	441,413	67,945
Proceeds from sale of substantially all Bluetooth® assets	—	—	32,616
Purchase of businesses, net of cash received and transaction costs	(23,493)	(285,556)	—
Final retainer received from sale of substantially all Bluetooth® assets	5,850	—	—
Proceeds from working capital refund from Filtronic PLC	3,619	—	—
Proceeds from sale of equity interest in Jazz Semiconductor, Inc.	—	1,690	23,105
Purchase of property and equipment	(46,467)	(122,678)	(106,590)
Purchase of intangibles	(400)	—	—
Proceeds from sale of property and equipment	2,185	204	549

Net cash used in investing activities	(47,065)	(437,586)	(70,818)

(1)	Adjusted as a result of the retrospective adoption of FSP APB 14-1. Refer to Note 2A, “Retrospective Adoption of New Accounting Pronouncement,” for further discussion.

RF Micro Devices, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Fiscal Year
	2009 (1)	2008 (1)	2007

Financing activities:
Proceeds from convertible subordinated debt offering, net of discount of $8,250	—	366,750	—
Proceeds from bank loans	—	5,954	—
Proceeds from equipment term loan	—	—	25,000
Debt issuance costs	—	(587)	(210)
Proceeds from the no net cost loan	13,500	—	—
Payment of debt	(4,482)	(4,150)	(2,854)
Excess tax benefit from exercises of stock options	—	1,419	—
Payment of convertible subordinated notes	(32,447)	—	—
Proceeds from exercise of stock options, warrants and employee stock purchases	3,352	6,033	17,439
Share repurchase	—	(98,662)	—
Equity transaction cost	—	(281)	—
Restricted cash	340	(504)	(94)
Repayment of capital lease obligations	(561)	(157)	—

Net cash (used in) provided by financing activities	(20,298)	275,815	39,281

Net increase (decrease) in cash and cash equivalents	44,798	(101,876)	146,904
Cash and cash equivalents at beginning of year	129,750	228,940	81,588
Effect of exchange rate changes on cash	(1,559)	2,686	448

Cash and cash equivalents at end of year	$172,989	$129,750	$228,940

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$7,988	$2,644	$4,706

Cash paid during the year for income taxes	$13,433	$13,272	$5,449

Non-cash investing activities:
Transfer of auction rate securities from available-for-sale to trading securities	$17,143	$—	$—

(1)	Adjusted as a result of the retrospective adoption of FSP APB 14-1. Refer to Note 2A, “Retrospective Adoption of New Accounting Pronouncement,” for further discussion.
See accompanying notes.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
March 28, 2009
1. COMPANY INFORMATION
RF Micro Devices, Inc. was incorporated under the laws of the State of North Carolina in 1991. The Company is a global leader in the design and manufacture of high-performance semiconductor components. The Company’s products enable worldwide mobility, provide enhanced connectivity and support advanced functionality in the cellular handset, wireless infrastructure, wireless local area network (WLAN), cable television (CATV)/broadband and aerospace and defense markets. The Company is recognized for its diverse portfolio of semiconductor technologies and RF systems expertise and is a preferred supplier to the world’s leading mobile device, customer premises and communications equipment providers.
The Company’s design and manufacturing expertise encompasses all major applicable semiconductor process technologies, which are accessed through both internal and external resources. The Company is the world’s largest manufacturer of compound semiconductors, with a focus on aluminum gallium arsenide (AlGaAs) heterojunction bipolar transistor (HBT) and GaAs pseudomorphic high electron mobility transistor (pHEMT) process technologies. The Company accesses silicon, silicon germanium and other technologies through leading foundries. The Company’s broad design and manufacturing resources enable the Company to deliver products optimized for performance and cost in order to best meet customers’ performance, cost and time-to-market requirements.
The Company follows Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures about Segments of an Enterprise and Related Information” (SFAS 131). SFAS 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and in interim reports to shareholders. The method for determining what information to report is based on the way that management organizes the segments within the Company for the chief operating decision maker to make operating decisions, allocate resources and assess financial performance. Although the Company had two operating segments as of March 28, 2009 (Cellular Products Group (CPG) and Multi-Market Products Group (MPG)), it reports financial information as one reportable segment pursuant to the aggregation criteria set forth in SFAS 131.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
The Company’s income statement for fiscal 2008 includes Sirenza Microdevices, Inc. (Sirenza) results of operations for the period of November 13, 2007, through March 29, 2008, and Filtronic Compound Semiconductor Limited (Filtronic) results of operations for the period of February 29, 2008, through March 29, 2008. Sirenza’s and Filtronic’s results of operations are included in the Company’s income statement for all of fiscal year 2009. The Company completed the acquisition of Universal Microwave Corporation (UMC) on April 26, 2008. UMC’s results of operations are included in the Company’s fiscal 2009 income statement for the period of April 26, 2008, through March 28, 2009.
Accounting Periods
The Company uses a 52- or 53-week fiscal year ending on the Saturday closest to March 31 of each year. The most recent three fiscal years ended on March 28, 2009, March 29, 2008, and March 31, 2007. Fiscal years 2009, 2008 and 2007 were 52-week years.
Reclassifications
Certain reclassifications have been made to prior years’ consolidated financial statements to conform to the current presentation. Also, in the fiscal 2007 consolidated statements, reclassifications related to restricted cash and deferred tax asset and liability classifications and had no effect on the statement of operations.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (continued)
Fair Value of Financial Instruments
The carrying values of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and other accrued liabilities approximate fair values as of March 28, 2009, and March 29, 2008. The Company’s 1.50% convertible subordinated notes had a fair value of $180.1 million (excluding the notes that were repurchased in fiscal 2009) as of March 28, 2009, on the Private Offerings, Resale and Trading Through Automated Linkages (PORTAL) Market compared to the carrying amount of $206.1 million as of March 28, 2009. The Company’s 1.50% convertible subordinated notes had a fair value of $207.0 million as of March 29, 2008, on the PORTAL Market compared to the carrying amount of $228.3 million as of March 29, 2008. The Company’s 0.75% and the 1.00% convertible subordinated notes had a fair value of $114.5 million and $78.1 million (excluding the notes that were repurchased in fiscal 2009), respectively, as of March 28, 2009, compared to carrying amounts of $164.7 million and $105.1 million (excluding the notes that were repurchased in fiscal 2009), respectively, as of March 28, 2009. The Company’s 0.75% and 1.00% convertible subordinated notes had a fair value of $140.4 million and $113.9 million, respectively, as of March 29, 2008, compared to carrying amounts of $154.7 million and $121.6 million, respectively, as of March 29, 2008. The fair values of cost method investments (when applicable) are not estimated unless there are events or changes identified that may have a significant adverse effect on the fair value; such estimates of fair value could not be made without incurring excessive costs.
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company makes estimates for the returns reserve, allowance for doubtful accounts, inventory reserves, warranty reserves, income tax valuation, current and deferred income taxes, uncertain tax positions, impairment of investments, goodwill, long-lived assets and other financial statement amounts on a regular basis and makes adjustments based on historical experiences and expected future conditions. Accounting estimates require difficult and subjective judgments and the actual results may differ materially from the Company’s estimates.
Cash and Cash Equivalents
Cash and cash equivalents consist of demand deposit accounts, money market funds, commercial paper and temporary, highly liquid investments with original maturities of three months or less when purchased.
Investments
Available-for-Sale Investments and Trading Securities
Investments are accounted for in accordance with SFAS No. 115, “Accounting for Certain Investments In Debt and Equity Securities” (SFAS 115). Investments available-for-sale at March 28, 2009, and March 29, 2008, consisted of corporate debt securities, U.S. government/agency securities, and auction rate securities (ARS). Available-for-sale securities are carried at fair value as determined by quoted market prices, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders’ equity in accordance with SFAS 115. The cost of securities sold is based on the specific identification method and any realized gain or loss is included in “other (expense) income.” The amortized cost of debt securities is adjusted for amortization of premium and accretion of discounts and is included as a portion of interest. The Company monitors investments for impairment and records other-than-temporary declines in value to income if the market value is estimated to be below its cost basis for an extended period or the issuer has experienced significant financial difficulties. If an impairment is noted and considered temporary, the investment is adjusted to fair value with the offset to “other comprehensive income.”

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (continued)
In the fourth quarter of fiscal 2008, the Company was informed that there was insufficient demand at auctions for its ARS. As a result, the Company reclassified $26.3 million from “short-term investments” to “long-term investments.” As of March 28, 2009, “long-term investments” totaled $20.2 million.
In the second quarter of fiscal 2009, the securities firm from which the Company purchased and holds $18.0 million ARS announced a settlement with the Securities and Exchange Commission (SEC) and various state regulatory agencies under which the securities firm agreed to restore liquidity to certain of its clients holding ARS and has agreed to offer the Company the right to sell its outstanding ARS to the securities firm at par value (i.e., the face amount), plus accrued but unpaid dividends or interest, at any time during the period June 30, 2010 through July 2, 2012. In addition, the securities firm has agreed to provide the Company with a “no net cost” credit line of up to 75% of the market value of its outstanding ARS pending the securities firm’s purchase of the Company’s ARS. In November 2008, the Company accepted the offer and entered into a settlement agreement with the securities firm. The settlement feature entered into under this agreement represents a separate freestanding instrument accounted for separately from the ARS which is accounted for as a put option and recorded at fair value. The Company elected fair value accounting under SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159) in order to mitigate volatility in earnings caused by accounting for the put option and underlying ARS under different methods. The acceptance of the option and election of fair value led to a $2.5 million unrealized gain included in “other (expense) income” with the put option asset recorded in “other non-current assets” as of March 28, 2009. With acceptance of the settlement agreement, the ARS previously reported as available-for-sale have been transferred to trading securities and continue to be classified as “long-term investments.”
The Company reviews all of its investments quarterly for indications of impairment. In making impairment determinations for investments of available-for-sale securities, the Company reviews the current market price for other-than-temporary declines in value following the latest guidance required by Financial Accounting Standards Board (FASB) Emerging Issues Task Force Issue 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.”
Inventories
Inventories are stated at the lower of cost or market determined using the average cost method. The Company’s business is subject to the risk of technological and design changes. The Company evaluates inventory levels quarterly against sales forecasts on a product family basis to evaluate its overall inventory risk. Reserves are adjusted to reflect inventory values in excess of forecasted sales as well as overall inventory risk assessments by management. In the event the Company sells inventory that had been covered by a specific inventory reserve, the sale is recorded at the actual selling price and the related cost of goods sold at the full inventory cost, net of the reserve. Abnormally low production levels are charged to expense in the period incurred rather than as a portion of inventory cost pursuant to SFAS No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4” (SFAS 151).
Product Warranty
The Company generally sells products with a limited warranty on product quality. The Company accrues for known warranty issues if a loss is probable and can be reasonably estimated, and accrues for estimated incurred but unidentified issues based on historical activity. The accrual and the related expense for known issues were not significant during the periods presented. Due to product testing and the short time typically between product shipment and the detection and correction of product failures, and considering the historical rate of payments, the accrual and related expense for estimated incurred but unidentified issues were not significant during the periods presented.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (continued)
Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, ranging from one year to 20 years. The Company’s assets acquired under capital leases and leasehold improvements are amortized over the lesser of the asset life or lease term and included in depreciation.
The Company performs a review if facts and circumstances indicate that the carrying amount of assets may not be recoverable or that the useful life is shorter than had originally been estimated. The Company assesses the recoverability of the assets held for use by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. If the Company determines that the useful lives are shorter than the Company had originally estimated, the net book value of the assets is depreciated over the newly determined remaining useful lives. See Note 11 to the Consolidated Financial Statements for additional information regarding fiscal 2009 restructuring related asset impairment charges.
The Company identifies property and equipment as held for sale pursuant to the criteria of SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” (SFAS 144). The held for sale assets cease depreciation once the assets are classified to held for sale category at their fair market value less costs to sell.
In accordance with SFAS 34, “Capitalization of Interest Cost,” the Company capitalizes the portion of the interest expense related to the assets that are not ready for their intended use and this amount is depreciated over the estimated useful lives of the qualified assets. The Company additionally records capital related government grants earned as a reduction to property and equipment and is depreciated over the estimated useful lives of the associated assets.
Other Receivables
The Company records miscellaneous non-product receivables that are collectible within 12 months in “other receivables.” The “other receivables” category on the Company’s Consolidated Balance Sheets includes value added tax receivables, interest receivables and other miscellaneous items.
Intangible Assets and Goodwill
Goodwill is recorded when the purchase price paid for a business exceeds the estimated fair value of the net identified tangible and intangible assets acquired. Intangibles are recorded when such assets are acquired by purchase or license. The amounts and useful lives assigned to intangible assets acquired, other than goodwill, impact the amount and timing of amortization. Any amounts assigned to in-process research and development are expensed immediately.
Goodwill
The Company has determined that it has two reporting units as of fiscal 2009 (CPG and MPG) for purposes of allocating and testing goodwill under SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). In evaluating the Company’s reporting units the Company first considers its operating segments and related components in accordance with SFAS 131. Goodwill has been allocated to each of the Company’s two reporting units, which are expected to benefit from the synergies of the business combinations generating the underlying goodwill.
The Company evaluates its goodwill for potential impairment on an annual basis or whenever events or circumstances indicate that an impairment may have occurred in accordance with the provisions of SFAS 142, which requires that goodwill be tested for impairment using a two-step process. The first step of the goodwill impairment test is to identify potential impairment by comparing the estimated fair value of each reporting unit containing the Company’s goodwill with the related carrying amount of the reporting unit.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (continued)
The Company has historically used both the income and market approaches to estimate the fair value of its reporting units. The income approach involves discounting future estimated cash flows. The sum of the reporting unit cash flow projections was compared to the Company’s market capitalization in a discounted cash flow framework to calculate an overall implied internal rate of return (or discount rate) for the Company. The Company’s market capitalization was adjusted to a control basis assuming a reasonable control premium, which resulted in an implied discount rate. This implied discount rate serves as a baseline for estimating the specific discount rate for each reporting unit.
The discount rate used is the value-weighted average of the Company’s estimated cost of equity and debt (“cost of capital”) derived using both known and estimated customary market metrics. The Company’s weighted average cost of capital is adjusted for each reporting unit to reflect a risk factor, if necessary, for each reporting unit. The Company performs sensitivity tests with respect to growth rates and discount rates used in the income approach. The Company believes the income approach is appropriate because it provides a fair value estimate based upon the respective reporting unit’s expected long-term operations and cash flow performance.
In applying the market approach, valuation multiples are derived from historical and projected operating data of selected guideline companies, which are evaluated and adjusted, if necessary, based on the strengths and weaknesses of the reporting unit relative to the selected guideline companies. The valuation multiples are then applied to the appropriate historical and/or projected operating data of the reporting unit to arrive at an indication of fair value. The Company believes the market approach is appropriate because it provides a fair value using multiples from companies with operations and economic characteristics similar to its reporting units. The Company has weighted the results of the income approach and the results of the market approach at 60% and 40%, respectively. The income approach was given a slightly higher weight because it has a more direct correlation to the specific economics of the reporting units than the market approach, which is based on multiples of companies that, although comparable, may not have the exact same mix of products and may not have the exact same systemic or non-systemic risk factors as the Company’s reporting units. The Company’s methodologies used for valuing goodwill during fiscal 2009 have not changed from fiscal 2008.
If the fair value of the reporting unit is determined to be less than the carrying value, the Company performs a step-two analysis in accordance with SFAS 142 in order to determine the implied fair value of each reporting unit’s goodwill and determine the amount of the impairment of goodwill. Determining the implied fair value of goodwill requires valuation of a reporting unit’s tangible and intangible assets and liabilities in a manner similar to the allocation of purchase price in a business combination. In applying its SFAS 142 analyses, the Company considered Emerging Issues Task Force (EITF) Issue No. 02-13, “Deferred Income Tax Considerations in Applying the Goodwill Impairment Test of FASB Statement No. 142” as appropriate.
The Company conducts its annual goodwill impairment test on the first day of the fourth quarter in each fiscal year, and did so in fiscal 2008 without a need to expand the impairment test to step-two under SFAS 142. However, during the third quarter of fiscal 2009, indicators of potential impairment caused us to conduct an interim impairment test, which was performed as of November 22, 2008. See Note 6 to the Consolidated Financial Statements for additional information regarding fiscal 2009 goodwill impairment.
Inherent in such fair value determinations of the Company’s reporting units are significant judgments and estimates, including assumptions about its future revenue, profitability and cash flows, its operational plans and its interpretation of current economic indicators and market valuations. To the extent these assumptions are incorrect or there are further declines in the Company’s business outlook, additional goodwill impairment charges may be recorded in future periods.
For fiscal 2009, the material assumptions used for the income approach were 10 years of projected net cash flows, a discount rate of 18% and a long-term growth rate of 4% (for both the CPG and MPG reporting units). The Company considered historical rates and current market conditions when determining the discount and growth rates used in its analysis. The material assumptions used for the income approach were consistent in fiscal 2008 and 2009, except the discount rate for the MPG reporting unit was increased for fiscal 2009 due to missed projections and an increased risk profile.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (continued)
Intangible Assets
Intangibles consist primarily of technology licenses, customer relationships, acquired product technology and other assets resulting from business combinations. Technology licenses are amortized on a straight-line basis over the lesser of the estimated useful life of the technology or the term of the license agreement, ranging from 3 to 15 years. Acquired product technology and other intangible asset costs are also amortized on a straight-line basis over the estimated useful life, ranging from 3 to 10 years.
The Company regularly reviews identified intangible assets to determine if facts and circumstances indicate that the useful life is shorter than the Company originally estimated or that the carrying amount of the assets may not be recoverable. If such facts and circumstances exist, the Company assesses the recoverability of identified intangible assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairments, if any, are based on the excess of the carrying amount over the fair value of those assets and occur in the period in which the impairment determination was made as required by SFAS 144. See Note 6 to the Consolidated Financial Statements for additional information regarding fiscal 2009 identified intangible impairment.
The value of acquired in-process research and development is determined by estimating the costs to develop the purchased in-process research and development into a commercially viable product, estimating the resulting cash flows from the sale of the products resulting from the completion of the in-process research and development and discounting the net cash flows using an appropriate discount rate, net of returns on contributory assets. The acquired in-process research and development with no alternative future use is expensed at the acquisition date in accordance with SFAS 141, “Business Combinations.” See Note 7 to the Consolidated Financial Statements.
The value of acquired developed technology is determined by discounting forecasted cash flow directly related to the existing product technology, net of returns on contributory assets.
The value of acquired customer relationships is based on the benefit derived from the incremental revenue and related cash flow as a direct result of the customer relationship. These forecasted cash flows are discounted to present value using an appropriate discount rate.
Revenue Recognition
The Company’s net revenue is generated principally from sales of semiconductor products. The Company derives the remaining balance of its net revenue from non-recurring engineering fees and cost-plus contracts for research and development work, royalty income and license fees for its intellectual property which collectively are typically less than 3% of consolidated revenue on an annual basis. Sales of products are generally made through either the Company’s sales force, manufacturers’ representatives or through a distribution network. In accordance with SEC Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition,” the Company recognizes revenue from product sales when the fundamental criteria are met, such as the time at which the title and risk and rewards of product ownership are transferred to the customer, price and terms are fixed, no significant vendor obligation exists and collection of the resulting receivable is reasonably assured. Revenue from the majority of the Company’s semiconductor products is recognized upon shipment of the product to the buyer from a Company-owned or third-party location. A small percentage of revenue generated from the sale of semiconductor products through a distribution relationship is partially deferred based on the terms specified in the agreement with the distributor. Revenue from non-recurring engineering fees is recognized when the service is completed or upon certain milestones as provided for in the agreements. Revenue from cost plus contracts is recognized on the percentage of completion method based on the costs incurred to date and the total contract amount, plus the contractual fee. Royalty income is recognized based on a percentage of sales of the relevant product reported by licensees during the period. The Company additionally licenses its rights to use portions of its intellectual property portfolio, which includes certain patent rights useful in the manufacture and sales of certain products. The Company accounts for license arrangements with multiple deliverables in accordance with EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” License fee revenue recognition is dependant on the terms of each license agreement which typically include license fees in

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (continued)
one or more installments. The Company will recognize license fee revenue (i) upon delivery of the intellectual property and (ii) if the Company has no substantive future obligation to perform under the arrangement. The Company will defer recognition of licensing fees where future performance requirements are required to earn the fee or the fees are otherwise not guaranteed.
Accounts receivable are recorded for all revenue items listed above. The Company evaluates the collectability of accounts receivable based on a combination of factors. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations subsequent to the original sale, the Company will record an allowance against amounts due, and thereby reduce the receivable to the amount the Company reasonably believes will be collected. For all other customers, the Company recognizes allowances for doubtful accounts based on the length of time the receivables are past due, industry and geographic concentrations, the current business environment and the Company’s historical experience. Based on these factors, the Company’s allowance for doubtful accounts has typically represented less than 1% of sales and accounts receivable write-offs to date have been minimal.
The Company’s terms and conditions do not give its customers the right of return associated with the original sale of its product. However, the Company will authorize sales returns under certain circumstances, which include perceived quality problems, courtesy returns and like-kind exchanges. The Company evaluates its estimate of returns by analyzing all types of returns and the timing of such returns in relation to the original sale. The reserve is adjusted to reflect changes in the estimated returns versus the original sale of product. Historically, sales returns have not fluctuated as a percent of sales and have remained at approximately 1%.
Shipping and Handling Cost
The Company recognizes amounts billed to a customer in a sale transaction related to shipping and handling as revenue. The costs incurred by the Company for shipping and handling are classified as cost of goods sold.
Research and Development
The Company charges all research and development costs to expense as incurred.
Advertising Costs
The Company expenses advertising costs as incurred. The Company recognized advertising expense of $0.6 million for each of the 2009, 2008 and 2007 fiscal years.
Income Taxes
The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes” (SFAS 109). Under SFAS 109, the liability method is used in accounting for income taxes, and deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities.
As of April 1, 2007, the Company adopted FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), which is an interpretation of SFAS 109. This interpretation prescribes a minimum recognition threshold that an income tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company’s policy is to recognize accrued interest and penalties, if incurred, on any unrecognized tax benefits as determined in accordance with FIN 48 as a component of income tax expense.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (continued)
It is the Company’s policy to invest the earnings of foreign subsidiaries indefinitely outside the United States. Accordingly, the Company does not provide U.S. income taxes on unremitted foreign earnings as provided for under APB Opinion 23, “Accounting for Income Taxes — Special Areas.”
In accordance with the provisions of SFAS No. 123(R), “Share-Based Payment” (SFAS 123(R)), the benefit of the deferred tax asset attributable to U.S. net operating loss (“NOL”) carryforwards from share-based compensation expense deductions, generated prior to adoption of SFAS 123(R), will be recognized only to the extent that taxes payable are reduced.
Share-Based Compensation
Summary of Stock Option Plans
1997 Key Employees’ Stock Option Plan
In April 1997, the Company and its shareholders adopted the 1997 Key Employees’ Stock Option Plan (the 1997 Option Plan), which provides for the granting of options to purchase common stock to key employees and independent contractors in the service of the Company. The 1997 Option Plan permits the granting of both incentive options and nonqualified options. The aggregate number of shares of common stock that may be issued pursuant to options granted under the 1997 Option Plan may not exceed 10.4 million shares, subject to adjustment upon the occurrence of certain events affecting the Company’s capitalization.
Directors’ Option Plan
In April 1997, the Company and its shareholders adopted the Non-employee Directors’ Stock Option Plan. Under the terms of this plan, directors who are not employees of the Company are entitled to receive options to acquire shares of common stock. An aggregate of 1.6 million shares of common stock have been reserved for issuance under this plan, subject to adjustment for certain events affecting the Company’s capitalization.
1999 Stock Incentive Plan
The 1999 Stock Incentive Plan (the 1999 Stock Plan), which the Company’s shareholders approved at the 1999 annual meeting of shareholders, provides for the issuance of a maximum of 16.0 million shares of common stock pursuant to awards granted thereunder. The maximum number of shares of common stock that may be issued under the plan pursuant to grant of restricted awards shall not exceed 2.0 million shares. The number of shares reserved for issuance under the 1999 Stock Plan and the terms of awards may be adjusted upon certain events affecting the Company’s capitalization. No awards may be granted under the 1999 Stock Plan after June 30, 2009.
RF Nitro Communications, Inc. 2001 Stock Incentive Plan
In connection with its merger with RF Nitro, the Company assumed the RF Nitro Communications, Inc. 2001 Stock Incentive Plan. This plan provides for the grant of options to purchase common stock to key employees, non-employee directors and consultants in the service of the Company. This plan permits the grant of incentive, nonqualified and restricted stock awards. The aggregate number of shares reserved for issuance under the plan is 52,123. The terms of awards may be adjusted upon certain events affecting the Company’s capitalization. No awards may be granted under the plan after May 29, 2011.
Resonext Communications, Inc. 1999 Stock Option Plan
In connection with its merger with Resonext, the Company assumed the Resonext 1999 Stock Option Plan. This plan provides for the grant of options to purchase common stock to key employees, non-employee directors and consultants in the service of the Company. This plan permits the grant of incentive and nonqualified options, but does not allow for restricted grants. Stock purchase rights may also be granted under the plan. The aggregate number of shares reserved for issuance under the plan is 1.4 million shares. The terms of awards may be adjusted upon certain events affecting the Company’s capitalization. No awards may be granted under the plan after November 23, 2009.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (continued)
Sirenza Microdevices, Inc. Amended and Restated 1998 Stock Plan
In connection with the merger of a wholly owned subsidiary of the Company with and into Sirenza and the subsequent merger of Sirenza with and into the Company, the Company assumed the Sirenza Amended and Restated 1998 Stock Plan. This plan provides for the grant of options to purchase common stock to employees and non-employee directors. This plan permits the grant of incentive, nonqualified, restricted and performance share awards. As of March 28, 2009, 3.6 million shares were available for issuance under the Sirenza 1998 Plan.
2003 Stock Incentive Plan
The Company currently grants stock options and restricted stock awards to employees under the 2003 Stock Incentive Plan (the 2003 Plan). The Company’s shareholders approved the 2003 Stock Plan on July 22, 2003, and, effective upon that approval, new stock option and other share-based awards for employees may be granted only under the 2003 Plan. The Company is also permitted to grant other types of equity incentive awards, such as stock appreciation rights, restricted units, and performance awards and performance units under the 2003 Plan. On May 21, 2008, and July 8, 2008, the Company granted performance-based restricted stock awards that were awarded on May 6, 2009, after it was determined that certain performance objectives had been met. The number of performance-based shares awarded in 2009 under the 2003 Plan was 2.5 million shares. On May 1, 2007, the Company granted performance-based restricted stock awards that were awarded on March 30, 2008, after it was determined that certain performance objectives had been met. The number of performance based shares awarded in 2008 under the 2003 Plan was 0.7 million shares. In the past, the Company had various employee stock and incentive plans under which stock options and other share-based awards were granted. Stock options and other share-based awards that were granted under prior plans and were outstanding on July 22, 2003, continued in accordance with the terms of the respective plans.
The maximum number of shares issuable under the 2003 Plan may not exceed the sum of (a) 24.3 million shares, plus (b) any shares of common stock (i) remaining available for issuance as of the effective date of the 2003 Plan under the Company’s prior plans and (ii) subject to an award granted under a prior plan, which awards are forfeited, canceled, terminated, expire or lapse for any reason. As of March 28, 2009, 12.3 million shares were available for issuance under the 2003 Plan.
2006 Directors’ Stock Option Plan
At the Company’s 2006 Annual Meeting of Shareholders, shareholders of the Company adopted the 2006 Directors Stock Option Plan, which replaced the Nonemployee Directors’ Stock Option Plan and reserved an additional 1.0 million shares of common stock for issuance to non-employee directors. Under the terms of this plan, directors who are not employees of the Company are entitled to receive options to acquire shares of common stock. An aggregate of 1.4 million shares of common stock have been reserved for issuance under this plan, including shares remaining available for issuance under the prior Non-employee Directors Stock Option Plan. As of March 28, 2009, 0.7 million shares were available for issuance under the 2006 Directors’ Stock Option Plan.
Employee Stock Purchase Plan
In April 1997, the Company adopted its Employee Stock Purchase Plan (ESPP), which qualifies as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. All regular full-time employees of the Company (including officers) and all other employees who meet the eligibility requirements of the plan may participate in the ESPP. The ESPP provides eligible employees an opportunity to acquire the Company’s common stock at 85% of the lower of the closing price per share of the Company’s common stock on the first or last day of each six-month purchase period. At March 28, 2009, 1.3 million shares were available for future issuance under this plan and are available for purchase thereunder, subject to anti-dilution adjustments in the event of certain changes in the capital structure of the Company. The Company makes no cash contributions to the ESPP, but bears the expenses of its administration. The Company issued 1.0 million shares under this plan in the year ended March 28, 2009.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (continued)
For fiscal years 2009, 2008 and 2007, the primary share-based awards and their general terms and conditions are as follows:
Stock options are granted to employees with an exercise price equal to the market price of the Company’s stock at the date of grant, generally vest over a four-year period from the grant date and expire 10 years from the grant date. Restricted stock awards granted by the Company in fiscal year 2009 generally vest over a four-year period from the grant date. Restricted stock awards granted by the Company in fiscal years 2008 and 2007 generally vest over a five-year period from the grant date. Stock options granted to non-employee directors upon re-election to the Board of Directors in fiscal 2007 had an exercise price equal to the market price of the Company’s stock at the date of grant, vested over a two-year period from the grant date and expire 10 years from the grant date. Under the new 2006 Directors Stock Option Plan, stock options granted to non-employee directors in fiscal years 2008 and 2009 had an exercise price equal to the market price of the Company’s stock at the date of grant, vested immediately upon grant and expire 10 years from the grant date. Each non-employee director who is first elected or appointed to the Board of Directors will receive an initial option at an exercise price equal to the market price of the Company’s stock at the date of grant, vests over a two-year period from the grant date and expires 10 years from the grant date.
The options granted to certain officers of the Company generally will, in the event of the officer’s termination other than for cause, continue to vest pursuant to the same vesting schedule as if the officer had remained an employee of the Company (unless the administrator of the 2003 Plan determines otherwise). For such options granted prior to the adoption of SFAS 123(R), the Company will continue to recognize the expense related to these options over the vesting period of the option. With respect to options awarded to certain officers that were granted or modified after the adoption of SFAS 123(R), the Company will recognize the expense for such awards upon grant. In fiscal 2009, share-based compensation of $3.3 million was recognized upon the grant of 1.1 million options and restricted awards to certain officers of the Company. Had the Company applied the new amortization policy under SFAS 123(R) for awards issued prior to the adoption of SFAS 123(R), the impact on total pre-tax share-based compensation expense recognized in its Consolidated Statements of Operations would have been $(1.6) million for the year ended March 28, 2009. For fiscal years 2008 and 2007, the impact would have been $(1.2) million and $(2.9) million, respectively.
Share-Based Compensation
On April 2, 2006 (the first day of the Company’s 2007 fiscal year), the Company adopted the provisions of SFAS 123(R) using a modified prospective application. Under SFAS 123(R), share-based compensation cost is measured at the grant date, based on the estimated fair value of the award using an option pricing model, and is recognized as expense over the employee’s requisite service period. SFAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights and employee stock purchase plans.
Under the modified prospective method of adoption for SFAS 123(R), the compensation cost recognized by the Company beginning in fiscal 2007 includes (a) compensation cost for all equity incentive awards granted prior to, but not yet vested as of April 2, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all equity incentive awards granted subsequent to April 2, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). In addition, under the modified prospective application, prior periods are not revised for comparative purposes. The Company uses the straight-line attribution method to recognize share-based compensation costs over the service period of the award for awards granted subsequent to the adoption of SFAS 123(R). For options issued prior to the adoption of SFAS 123(R), the Company uses the accelerated attribution method to recognize share-based compensation costs over the service period of the award, amortizing each separately vesting portion of the award as a unique award.
Total pre-tax share-based compensation expense recognized in the Consolidated Statements of Operations was $23.7 million for fiscal 2009, net of expense capitalized into inventory. For both fiscal years 2008 and 2007, the total pre-tax share-based compensation expense recognized was $19.3 million. For fiscal years 2009, 2008 and 2007, $0.0 million, $0.6 million and $0.2 million of share-based compensation expense was capitalized into inventory, respectively.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (continued)
As a result of adopting SFAS 123(R), cash flow from operations and cash flow from financing activities did not change as the Company did not recognize any excess tax benefit in fiscal years 2009 and 2007. SFAS 123(R) requires that the cash flows resulting from the tax benefits created by the tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) be classified as financing cash flows. Pursuant to this requirement, the Company has classified its fiscal 2008 excess tax benefit as financing cash flows.
A summary of activity of the Company’s director and employee stock option plans follows:

			Weighted-
		Weighted-	Average	Aggregate
		Average	Remaining	Intrinsic
	Shares	Exercise	Contractual	Value
	(in thousands)	Price	Term (in years)	(in thousands)
Outstanding as of March 29, 2008	26,977	$7.05
Granted	436	$3.28
Exercised	(755)	$2.04
Canceled	(4,095)	$7.65
Forfeited	(1,170)	$6.16

Outstanding as of March 28, 2009	21,393	$7.09	4.90	$524

Vested and expected to vest as of March 28, 2009	21,357	$7.10	4.89	$523
Options exercisable as of March 28, 2009	17,418	$7.31	4.26	$523
The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value, based upon the Company’s closing stock price of $1.37 as of March 28, 2009, that would have been received by the option holders had all option holders with in-the-money options exercised their options as of that date.
The fair value of each option award is estimated on the date of grant using a Black-Scholes option-pricing model that uses the assumptions noted in the following tables (fiscal 2008 excludes outstanding options assumed under the Sirenza Microdevices, Inc. Amended and Restated 1998 Stock Plan as a part of the acquisition):

	Fiscal Year
	2009	2008	2007

Expected volatility	77.6%	50.6%	52.5%
Expected dividend yield	0.0%	0.0%	0.0%
Expected term (in years)	5.2	5.2	5.0
Risk-free interest rate	3.1%	4.5%	4.9%
Weighted-average grant-date fair value of options granted during the period	$2.20	$2.91	$3.03
The total intrinsic value of options exercised during fiscal 2009 was $3.0 million. For fiscal years 2008 and 2007, the total intrinsic value of options exercised was $2.8 million and $8.4 million, respectively.
Cash received from the exercise of stock options and from participation in the employee stock purchase plan was $3.4 million for fiscal 2009 and is reflected in cash flows from financing activities in the Consolidated Statements of Cash Flows. The Company settles employee stock options with newly issued shares of the Company’s common stock.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (continued)
The Company used the implied volatility of market-traded options on the Company’s common stock for the expected volatility assumption input to the Black-Scholes option-pricing model, consistent with the guidance in SFAS 123(R) and the SEC’s Staff Accounting Bulletin No. 107. The selection of implied volatility data to estimate expected volatility was based upon the availability of actively-traded options on the Company’s common stock and the Company’s assessment that implied volatility is more representative of future common stock price trends than historical volatility.
The dividend yield assumption is based on the Company’s history and expectation of future dividend payouts and may be subject to change in the future. The Company has never paid a dividend.
The expected life of employee stock options represents the weighted-average period that the stock options are expected to remain outstanding. Upon adoption of SFAS 123(R), the Company changed its method of calculating the expected term of an option based on the assumption that all outstanding options will be exercised at the midpoint of the current date and full contractual term, combined with the average life of all options that have been exercised or canceled. Prior to the adoption of SFAS 123(R), the Company estimated the expected term to be based on a weighted average combining the average life of options that have been canceled or exercised with the expected life of all unexercised options. The expected life for unexercised options was based upon the options reaching their full contractual term (i.e., the 10-year life of the option). The Company believes that this change provides a better estimate of the future expected life based on analysis of historical exercise behavioral data.
The risk-free interest rate assumption is based upon observed interest rates appropriate for the terms of the Company’s employee stock options.
SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Based upon historical pre-vesting forfeiture experience, the Company assumed an annualized forfeiture rate of 1.60% for stock options and 1.60% for restricted stock awards.
On November 10, 2005, the FASB issued Staff Position No. SFAS 123R-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards,” (SFAS 123R-3). The Company has elected to adopt the alternative transition method provided in SFAS 123R-3 for calculating the tax effects of share-based compensation pursuant to SFAS 123(R). The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool (APIC Pool) related to the tax effects of employee share-based compensation expense, and to determine the subsequent impact on the APIC Pool and consolidated statements of cash flows of the tax effects of employee share-based compensation awards that were outstanding at the Company’s adoption of SFAS 123(R). In addition, in accordance with SFAS 123(R), SFAS 109, and EITF Topic D- 32, “Intraperiod Tax Allocation of the Tax Effect of Pretax Income from Continuing Operations,” the Company has elected to recognize excess income tax benefits from stock option exercises in additional paid-in capital pursuant to the ordering provisions of the applicable tax laws.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (continued)
The following activity has occurred under the Company’s existing restricted share plans:

		Weighted-Average
	Shares	Grant-Date
	(in thousands)	Fair Value
Balance at March 29, 2008	4,030	$6.22
Granted	5,232	3.44
Vested	(1,565)	6.90
Forfeited	(782)	6.09

Balance at March 28, 2009	6,915	$4.20

As of March 28, 2009, total remaining unearned compensation cost related to nonvested restricted stock was $23.3 million, which will be amortized over the weighted-average remaining service period of 1.54 years.
The total fair value of restricted stock awards vested during fiscal 2009 was $4.4 million, based upon the fair market value of the Company’s common stock on the vesting date. For fiscal years 2008 and 2007, the total fair value of restricted stock awards vested were $3.7 million and $3.2 million, respectively.
Foreign Currency Translation
The financial statements of foreign subsidiaries have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation” (SFAS 52). The functional currency for most of the Company’s international operations is the U.S. dollar. The functional currency for relatively few of the Company’s foreign subsidiaries is the local currency. Assets and liabilities denominated in foreign currencies are translated using the exchange rates on the balance sheet dates. Revenues and expenses are translated using the average exchange rates during the year. Translation adjustments are shown separately as a component of “accumulated other comprehensive (loss) income” within “shareholders’ equity” in the Consolidated Balance Sheets. Foreign currency transactions gains or losses (transactions denominated in a currency other than the functional currency) are reported in “other (expense) income”, net in the Consolidated Statements of Operations.
Recent Accounting Pronouncements

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (continued)
In April 2008, the FASB issued FSP No. 142-3, “Determination of the Useful Life of Intangible Assets” (FSP 142-3). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, as well as interim periods within those fiscal years. The Company is currently in the process of evaluating the impact of adopting this pronouncement.
In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (SFAS 141(R)). This statement changes the way assets and liabilities are recognized in purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, and requires the capitalization of in-process research and development at fair value. It further requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred; that restructuring costs generally be expensed in periods subsequent to the acquisition date; and that changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period be recognized as a component of provision for taxes. The adoption of SFAS 141(R) will change the Company’s accounting treatment for business combinations on a prospective basis beginning in the first quarter of fiscal 2010.
In June 2007, the FASB ratified EITF Issue 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities” (EITF 07-3). EITF 07-3 requires non-refundable advance payments for goods and services to be used in future research and development (R&D) activities to be recorded as assets and the payments to be expensed when the R&D activities are performed. This issue is effective prospectively for fiscal years beginning after December 15, 2007, or fiscal 2009 for the Company. The adoption of EITF 07-3 did not have an impact the Company’s financial position and results of operations.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). SFAS 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS 159 was effective for the Company on the first day of fiscal 2009. At the effective date of SFAS 159, the Company did not choose to elect the fair value option for any items that were not already required to be measured at fair value in accordance with accounting principles generally accepted in the United States. During the third quarter of fiscal 2009, the Company entered into a settlement agreement related to its ARS with the securities firm from which the Company purchased all of its level 3 ARS. This settlement agreement represented a put option, and as a result, an up-front election was made by the Company under SFAS 159 to apply the fair value option to the put option (see Note 4 to the Consolidated Financial Statements).
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 establishes a common definition for fair value to be applied to U.S. GAAP guidance requiring use of fair value, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. In February 2008, the FASB issued FASB Staff Position (FSP) No. 157-1, "Application of FASB Statement 157 to FASB Statement 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (FSP 157-1) and FSP 157-2, “Effective Date of FASB Statement 157” (FSP 157-2). FSP 157-1 amends SFAS 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal 2010. In October 2008, the FASB issued FASB Staff Position (FSP No. 157-3), “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations. The adoption of SFAS 157 related to financial assets and liabilities did not have a material impact on the Company’s consolidated financial statements. See Note 4 to the Consolidated Financial Statements for further details on the Company’s fair value measurements. The Company is currently evaluating the impact, if any, that SFAS 157 may have on its future consolidated financial statements related to non-financial assets and liabilities.
2A. RETROSPECTIVE ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT
On March 29, 2009, the Company adopted FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1). FSP APB 14-1 requires the issuer of convertible debt instruments with cash settlement features to separately account for the liability and equity components of the instrument and requires retrospective application to all periods presented. FSP APB 14-1 applies to the Company’s $200 million aggregate principal amount of 0.75% Convertible Subordinated Notes due 2012 (the “2012 Notes”) and the Company’s $175 million aggregate principal amount of 1.00% Convertible Subordinated Notes due 2014 (the “2014 Notes” and together with the 2012 Notes, the “Notes”). As of the date of the issuance of the Notes (April 2007), the debt component was recorded at the present value of its cash flows discounted using the Company’s nonconvertible debt borrowing rate. The equity component was recorded as the difference between the proceeds from the issuance of the note and the fair value of the liability, net of deferred taxes. In addition, the Company recorded an unamortized discount of the liability component which is being amortized over the term of the Notes using the effective interest method.
During fiscal 2009, the Company extinguished $32.3 million of our 2014 convertible subordinated notes and originally recorded a gain on extinguishment of $18.3 million. The adoption of FSP APB 14-1 decreased the gain on extinguishment for fiscal 2009 to $10.6 million to account for the unamortized portion of the discount associated with the repurchased notes.
The adoption of FSP APB 14-1 had the following effect on the Company’s Consolidated Statements of Operations for fiscal years 2009 and 2008. FSP APB 14-1 did not have an effect on the Company’s Consolidated Statements of Operations for fiscal 2007.

	Fiscal 2009			Fiscal 2008
	Previously	As	Effect of	Previously	As	Effect of
(In thousands, except per share data)	Reported	Adjusted	Change	Reported	Adjusted	Change
Interest expense	$(10,165)	$(25,893)	$(15,728)	$(9,960)	$(24,533)	$(14,573)
Gain on retirement of convertible subordinated notes	$22,147 (1)	$14,382 (1)	$(7,765)	$—	$—	$—
Income tax (expense) benefit	$(42,109)	$(7,896)	$34,213	$33,655	$39,088	$5,433
Net (loss) income	$(898,624)	$(887,904)	$10,720	$5,746	$(3,394)	$(9,140)

Net (loss) per share:
Basic	$(3.42)	$(3.38)	$0.04	$0.03	$(0.01)	$(0.04)
Diluted	$(3.42)	$(3.38)	$0.04	$0.02	$(0.01)	$(0.03)

(1)	$3.8 million of the total gain relates to the repurchase of $23.0 million principal amount of notes due in 2010. See Note 9 to the Consolidated Financial Statements.
The adoption of FSP APB 14-1 had the following effect on the Company’s Consolidated Balance Sheets for fiscal years 2009 and 2008.

	Fiscal 2009			Fiscal 2008
	Previously	As	Effect of	Previously	As	Effect of
(In thousands)	Reported	Adjusted	Change	Reported	Adjusted	Change
Other current assets	$21,737	$27,089	$5,352	$37,816	$31,930	$(5,886)
Long-term debt, net of discount	$559,529	$491,607	$(67,922)	$616,698	$524,866	$(91,832)
Other long-term liabilities	$42,455	$47,807	$5,352	$26,269	$54,751	$28,482
Additional paid-in capital	$170,052	$236,394	$66,342	$148,914	$215,518	$66,604
Retained (deficit) earnings	$(764,923)	$(763,343)	$1,580	$133,701	$124,561	$(9,140)
The adoption of FSP APB 14-1 had the following effect on the Company’s Consolidated Statements of Cash Flows for fiscal years 2009 and 2008. FSP APB 14-1 did not have an effect on the Company’s Consolidated Statements of Cash Flows for fiscal 2007.

	Fiscal 2009			Fiscal 2008
	Previously	As	Effect of	Previously	As	Effect of
(In thousands)	Reported	Adjusted	Change	Reported	Adjusted	Change
Cash flow from operating activities:
Net (loss) income	$(898,624)	$(887,904)	$10,720	$5,746	$(3,394)	$(9,140)
Intangible amortization	$26,178	$26,178	$—	$13,175	$13,175	$—
Non-cash interest expense and amortization of debt issuance cost	$2,336	$18,064	$15,728	$2,295	$16,868	$14,573

Amortization	$28,514	$44,242	$15,728	$15,470	$30,043	$14,573
Deferred income taxes	$32,036	$(2,177)	$(34,213)	$(37,077)	$(42,510)	$(5,433)
Gain on retirement of convertible subordinated notes	$(22,147)	$(14,382)	$7,765	$—	$—	$—
See Note 9 to the Consolidated Financial Statements for further discussion of FSP APB 14-1.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
3. CONCENTRATIONS OF CREDIT RISK
The Company’s principal financial instrument subject to potential concentration of credit risk is accounts receivable, which is unsecured. The Company provides an allowance for doubtful accounts equal to estimated losses expected to be incurred in the collection of accounts receivable.
Revenue from significant customers, those representing 10% or more of total sales for the respective periods, are summarized as follows:

	Fiscal Year
	2009	2008	2007

Customer 1	52%	59%	44%
Customer 2	8%	14%	30%
As of March 28, 2009, customer 1 had an accounts receivable balance representing approximately 56.4% of the Company’s total accounts receivable balance. As of March 29, 2008, customers 1 and 2 had accounts receivable balances representing approximately 41% and 21%, respectively, of the Company’s total accounts receivable balance. At March 31, 2007, customers 1 and 2 had accounts receivable balances representing approximately 46% and 31%, respectively, of the Company’s total accounts receivable balance.
4. INVESTMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS
Investments
As of March 28, 2009 and March 29, 2008, available-for-sale securities and trading securities were included in the following captions in the Company’s Consolidated Balance Sheets (in thousands):

	Available-for-			Per
	sale	Trading		March 28, 2009
Balance Sheet Caption	investments	securities	Cash	Balance Sheet

Cash and cash equivalents	$102,757	$—	$70,232	$172,989
Short-term investments	93,527	—	—	93,527
Long-term investments	2,200	17,983	—	20,183

Total	$198,484	$17,983	$70,232	$286,699

	Available-for-			Per
	sale	Trading		March 29, 2008
Balance Sheet Caption	investments	securities	Cash	Balance Sheet

Cash and cash equivalents	$55,487	$—	$74,263	$129,750
Short-term investments	100,841	—	—	100,841
Long-term investments	26,336	—	—	26,336

Total	$182,664	$—	$74,263	$256,927

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
4. INVESTMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)
The following is a summary of available-for-sale securities as of March 28, 2009, and March 29, 2008 (in thousands):

	Available-for-Sale Securities
		Gross	Gross
		Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
March 28, 2009
U.S government/agency securities	$158,339	$104	$(45)	$158,398
Corporate debt securities	—	—	—	—
Auction rate securities	2,200	—	—	2,200
Commercial paper	—	—	—	—
Money market funds	37,886	—	—	37,886

	$198,425	$104	$(45)	$198,484

March 29, 2008
U.S government/agency securities	$64,743	$972	$—	$65,715
Corporate debt securities	43,700	99	(239)	43,560
Auction rate securities	27,300	—	(964)	26,336
Commercial paper	8,989	1	—	8,990
Money market funds	38,063	—	—	38,063

	$182,795	$1,072	$(1,203)	$182,664

The estimated fair value of available-for-sale securities was based on the prevailing market values on March 28, 2009, and March 29, 2008.
There was $0.8 million of gross realized losses and $0.3 million of gross realized gains on available-for-sale securities included in fiscal 2009 earnings. In fiscal 2008 the gross realized gains and losses on available-for-sale securities were immaterial.
The amortized cost of investments in debt securities with contractual maturities is as follows (in thousands):

	March 28, 2009		March 29, 2008
		Estimated		Estimated
	Cost	Fair Value	Cost	Fair Value
Due in less than one year	$196,225	$196,284	$70,038	$70,045
Due after one year through five years	—	—	85,457	86,283
Due after ten years	2,200	2,200	27,300	26,336

Total investments in debt securities	$198,425	$198,484	$182,795	$182,664

The available-for-sale investments that were in a continuous unrealized loss position for less than 12 months are as follows (in thousands): 1

	March 28, 2009		March 29, 2008
		Gross		Gross
	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Losses	Fair Value	Losses
U.S government/agency securities	$41,904	$(45)	$—	$—
Auction rate securities	—	—	19,536	(964)
Corporate debt securities	—	—	6,161	(239)

Total investments with unrealized losses	$41,904	$(45)	$25,697	$(1,203)

[1]	There were no available-for-sale investments in a continuous unrealized loss position for 12 months or greater on March 28, 2009, and March 29, 2008.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
4. INVESTMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)
Fair Value of Financial Instruments
On a quarterly basis, the Company measures the fair value of its marketable securities and trading securities, which are comprised of U.S. government/agency securities, corporate debt securities, ARS and commercial paper. Marketable securities are reported at fair value in cash and cash equivalents, short-term investments and long-term investments on the Company’s Consolidated Balance Sheet. The related unrealized gains and losses net of tax are included in “accumulated other comprehensive (loss) income”, a component of shareholders’ equity. Trading securities are included in “long-term investments” with the related unrealized gains and losses recorded in earnings.
SFAS 157 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs have created the following fair-value hierarchy:
•	Level 1 — Quoted prices for identical instruments in active markets;

•	Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

•	Level 3 — Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
This hierarchy requires the Company to minimize the use of unobservable inputs and to use observable market data, if available, when determining fair value. The fair value of these financial assets and liabilities was determined using the following levels of inputs as of March 28, 2009 (in thousands):

		Quoted Prices In
		Active Markets For	Significant Other	Significant
		Identical Assets	Observable Inputs	Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)

U.S government/agency securities	$158,398	$158,398	$—	$—
Auction rate securities	20,183	—	2,200	17,983
Put option	2,517	—	—	2,517
Money market funds	37,886	37,886	—	—

	$218,984	$196,284	$2,200	$20,500

During fiscal 2009, the changes in the fair value of the assets measured on a recurring basis using significant unobservable inputs (Level 3) were comprised of the following (in thousands):

	Auction Rate
	Securities	Put Option
Level 3 balance at March 29, 2008	$19,536	$—
Unrealized loss included in other (expense) income	(2,517)	—
Unrealized gain included in other comprehensive income	964	—
Unrealized gain from put option	—	2,517

Level 3 balance at March 28, 2009	$17,983	$2,517

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
4. INVESTMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)
ARS are debt instruments with interest rates that reset through periodic short-term auctions. The Company’s level 3 ARS consisted of AAA rated securities issued primarily by student loan corporations which are municipalities of various U.S. state governments. The student loans backing these securities fall under the Federal Family Education Loan Program (“FFELP”), which is supported and guaranteed by the United States Department of Education. The Company’s ARS have contractual maturities of 19 to 36 years.
The recent conditions in the global credit markets have prevented some investors from liquidating their holdings of ARS because the amount of securities submitted for sale has exceeded the amount of purchase orders for such securities. If there is insufficient demand for the securities at the time of an auction, the auction may not be completed and the interest rates may be reset to predetermined higher rates. When auctions for these securities fail, the investments may not be readily convertible to cash until a future auction of these investments is successful or they are redeemed or mature.
In the fourth quarter of fiscal 2008, the Company was informed that there was insufficient demand at auctions for its ARS. As a result, the level 3 securities are currently not liquid and the interest rate on such securities has been reset to a predetermined higher rate. Insufficient demand for certain ARS may continue. In fiscal 2008 the Company reclassified $26.3 million of ARS from “short-term investments” to “long-term investments” using specific identification. As of March 28, 2009, “long-term investments” totaled $20.2 million.
In the second quarter of fiscal 2009, the securities firm from which the Company purchased all of its level 3 ARS announced a settlement with the SEC and various state regulatory agencies under which the securities firm agreed to restore liquidity to certain clients holding ARS. In accordance with this settlement, the securities firm has agreed to offer the Company the right to sell its outstanding level 3 ARS to the securities firm at par value (i.e., the face amount), plus accrued but unpaid dividends or interest, at any time during the period of June 30, 2010, through July 2, 2012. In addition, the securities firm has agreed to provide the Company with a “no net cost” credit line of up to 75% of the market value of its outstanding level 3 ARS pending the securities firm’s purchase of the Company’s ARS.
In the third quarter of fiscal 2009, the Company accepted the offer and entered into a settlement agreement on the terms set forth above with the securities firm that holds all of its level 3 ARS. The settlement feature entered into under this settlement agreement is a separate freestanding instrument accounted for separately from the ARS, and is a registered, nontransferable security accounted for as a put option and recorded at fair value. The Company elected fair value accounting under SFAS 159 in order to mitigate volatility in earnings caused by accounting for the put option and underlying ARS under different methods. The acceptance of the option and election of fair value led to a $2.5 million unrealized gain included in “other (expense) income” with the put option asset recorded in “other non-current assets” as of March 28, 2009. The Company determined the fair value of the settlement option using a probability-weighted cash flow analysis with varying assumptions for the amount and timing of potential cash flows.
With acceptance of the settlement agreement, the level 3 ARS previously reported as available-for-sale have been transferred to trading securities and continue to be classified as “long-term investments.” As a result of the reclassification into trading securities, $2.5 million has been recorded in unrealized losses and reported in “other (expense) income” as of March 28, 2009.
Given the liquidity issues, the fair values of the student loan ARS could not be estimated based on observable market prices. The Company estimated the ARS fair values with the assistance of a third party investment advisor using a discounted cash flow model as of March 28, 2009. The assumptions used in preparing the discounted cash flow model included the expected timing of successful auctions or refinancings in the future, the composition and quality of the underlying collateral and the creditworthiness of the issuer, and the probability of full repayment considering the guarantees by FFELP of the underlying student loans.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
4. INVESTMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)
During the second quarter of fiscal 2007, Jazz Semiconductor, Inc. (Jazz) entered into a merger with Acquicor Technology Inc. As a result of this announcement and the Company’s intention to sell its equity interest in Jazz, the Company recorded an impairment charge of $33.9 million and reduced its investment in Jazz to $25.4 million. During the fourth quarter of fiscal 2007, Jazz announced the completion of its merger with Acquicor Technology and as a result, the Company received cash of approximately $23.1 million. During fiscal 2008, the Company received cash related to its hold-back provision of $1.7 million and recorded an additional impairment of $0.5 million.
The Company has partially applied SFAS 157 due to the election of the partial deferral allowed under FSP 157-2. FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal 2010. The non-financial assets and non-financial liabilities that were measured at fair value in financial statements in fiscal 2009 are goodwill, intangibles and impaired assets (included in property and equipment on the Consolidated Balance Sheet).
5. INVENTORIES
The components of inventories are as follows (in thousands):

	Fiscal Year
	2009	2008

Raw materials	$55,753	$65,251
Work in process	44,125	70,167
Finished goods	53,277	85,663

	153,155	221,081
Inventory reserves	(39,544)	(30,328)

Total inventories	$113,611	$190,753

During fiscal 2009, inventory reserves increased and resulted in a charge to “cost of goods sold” of approximately $21.0 million as a result of the significant reduction in demand for the Company’s products in the second half of fiscal 2009.
6. GOODWILL AND INTANGIBLE ASSETS
The change in the carrying amount of goodwill for the fiscal year ended March 28, 2009, is as follows (in thousands):

Balance as of March 29, 2008	$701,317
Impairment	(619,551)
Acquisition of UMC	12,786
Adjustments during the period	1,076

Balance as of March 28, 2009	$95,628

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
6. GOODWILL AND INTANGIBLE ASSETS (continued)
Goodwill is tested for impairment at the reporting unit level. SFAS 142 describes a reporting unit as an operating segment or one level below the operating segment (depending on whether certain criteria are met), as that term is used in SFAS 131. Although the Company has one reporting segment pursuant to the aggregation criteria set forth in SFAS 131, the Company has two reporting units pursuant to paragraph 30 of SFAS 142 as of March 28, 2009 (Cellular Products Group and Multi-Markets Product Group). Goodwill has been allocated to the Company’s reporting units that are anticipated to benefit from the synergies of the business combinations generating the underlying goodwill.
The Company conducts its annual goodwill impairment test on the first day of the fourth quarter in each fiscal year, and did so in fiscal 2008 without a need to expand the impairment test to step two of SFAS 142. However, during the third quarter of fiscal 2009, indicators of potential impairment caused the Company to conduct an interim impairment test which was performed as of November 22, 2008. Those indicators included a significant decrease in market capitalization, a decline in recent operating results, and a decline in the Company’s business outlook primarily due to the macroeconomic environment. In accordance with SFAS 142, the Company completed step one of the impairment analysis and estimated the fair value of its reporting units using certain assumptions including two generally accepted valuation methodologies: (i) the income approach — discounted cash flows, and (ii) the market approach — enterprise value and guideline company analysis. The income approach involves discounting future estimated cash flows. The sum of the reporting unit cash flow projections was compared to the Company’s market capitalization in a discounted cash flow framework to calculate an overall implied internal rate of return (or discount rate) for the Company. The Company’s market capitalization was adjusted to a control basis assuming a reasonable control premium, which resulted in an implied discount rate. This implied discount rate serves as a baseline for estimating the specific discount rate for each reporting unit.
The discount rate used is the value-weighted average of the Company’s estimated cost of equity and debt (“cost of capital”) derived using both known and estimated customary market metrics. The Company’s weighted average cost of capital is adjusted for each reporting unit to reflect a risk factor, if necessary, for each reporting unit. The Company performs sensitivity tests with respect to growth rates and discount rates used in the income approach. The Company believes the income approach is appropriate because it provides a fair value estimate based upon the respective reporting unit’s expected long-term operations and cash flow performance.
In applying the market approach, valuation multiples are derived from historical and projected operating data of selected guideline companies, which are evaluated and adjusted, if necessary, based on the strengths and weaknesses of the reporting unit relative to the selected guideline companies. The valuation multiples are then applied to the appropriate historical and/or projected operating data of the reporting unit to arrive at an indication of fair value. The Company believes the market approach is appropriate because it provides a fair value using multiples from companies with operations and economic characteristics similar to its reporting units. The Company weighted the results of the income approach and the results of the market approach at 60% and 40%, respectively. The income approach was given a slightly higher weight because it has a more direct correlation to the specific economics of the reporting units than the market approach, which is based on multiples of companies that, although comparable, may not have the exact same mix of products and may not have the exact same systemic or non-systemic risk factors as the Company’s reporting units. The Company’s methodologies used for valuing goodwill during fiscal 2009 has not changed from fiscal 2008.
As the fair value of the reporting unit was determined to be less than the carrying value, the Company performed a step-two analysis in accordance with SFAS 142 in order to determine the implied fair value of each reporting unit’s goodwill and determine the amount of the impairment of goodwill. Determining the implied fair value of goodwill requires valuation of a reporting unit’s tangible and intangible assets and liabilities in a manner similar to the allocation of purchase price in a business combination. In applying both the Company’s SFAS 142 analyses it considered EITF 02-13, “Deferred Income Tax Considerations in Applying the Goodwill Impairment Test of FASB Statement No. 142” as appropriate.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
6. GOODWILL AND INTANGIBLE ASSETS (continued)
The Company’s impairment review process compares the fair value of the reporting unit in which goodwill resides to its carrying value.
As a result of the impairment review, the Company subsequently concluded that as of November 22, 2008, the fair value of both of its reporting units was below their respective carrying values. As such, the Company completed a step-two analysis in accordance with SFAS 142 in order to determine the implied fair value of each reporting unit’s goodwill and determine the amount of the impairment of goodwill. Determining the implied fair value of goodwill requires valuation of a reporting unit’s tangible and intangible assets and liabilities in a manner similar to the allocation of purchase price in a business combination. Based on the work performed and in accordance with SFAS 142, the Company recorded an estimated goodwill impairment charge of $609.0 million in “other operating expense” in the Consolidated Statements of Operations for the three- and nine-months ended December 27, 2008. During the fourth quarter of fiscal 2009, the Company finalized its goodwill impairment analysis, and as a result, an additional goodwill impairment adjustment of approximately $10.6 million was recorded in the financial statements for the quarter ended March 28, 2009. The total goodwill impairment was $619.6 million in fiscal 2009, of which $526.5 million related to the MPG reporting unit and $93.1 million related to the CPG reporting unit. The remaining goodwill of $95.6 million was allocated to the MPG reporting unit.
Goodwill increased by $12.8 million as a result of the acquisition of UMC on April 26, 2008 (see Note 7 to the Consolidated Financial Statements). The remaining increase relates to the refining of the fair values of the assets acquired and liabilities assumed in the Sirenza acquisition as part of the allocation period.
As of March 28, 2009, approximately $6.1 million of net goodwill related to the Sirenza acquisition was deductible for income tax purposes in future periods.
The following summarizes certain information regarding gross carrying amounts and amortization of intangibles (in thousands):

	March 28, 2009		March 29, 2008
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Intangible Assets:
Technology licenses	$10,746	$7,421	$10,851	$7,052
Customer relationships	43,100	1,727	83,490	3,454
Acquired product technology and other	85,566	9,073	134,634	13,397

Total	$139,412	$18,221	$228,975	$23,903

During fiscal 2009, customer relationships increased by $1.7 million and acquired product technology and other increased by $7.3 million due to the acquisition of UMC (see Note 7 to the Consolidated Financial Statements). Customer relationships and acquired product technology are being amortized on a straight-line basis over 10 years and 6 years, respectively. The in-process research and development with no alternative future use that the Company acquired from UMC ($1.4 million) was charged to “other operating expense” at the acquisition date in accordance with SFAS 141.
During fiscal 2008, acquired product technology increased due to the acquisition of Sirenza’s developed technology ($127.5 million) and order backlog ($1.8 million). The developed technology acquired from Sirenza is being amortized on a straight-line basis over six years (and such amortization is included in “cost of goods sold”) and the order backlog acquired from Sirenza was fully amortized during fiscal 2008. Customer relationships acquired from Sirenza of $83.2 million are being amortized on a straight-line basis over 10 years and such amortization was included in marketing and selling expense. The acquired in-process research and development with no alternative future use of $13.9 million was charged to “other operating expense” at the acquisition date in accordance with SFAS 141.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
6. GOODWILL AND INTANGIBLE ASSETS (continued)
The carrying values of finite-lived intangible assets are evaluated for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable, in accordance with SFAS 144.
During the third quarter of fiscal 2009, indicators were present that caused the Company to conduct an interim assessment of the recoverability of its intangible assets as of November 22, 2008. Those indicators included a significant decrease in market capitalization, a decline in recent operating results, and a decline in the Company’s business outlook primarily due to the macroeconomic environment. Therefore, the Company performed an impairment analysis of its finite-lived intangible assets based on a comparison of the undiscounted cash flows to the recorded carrying value of the intangible assets, and it was determined that a potential impairment was present. As a result of this analysis, the Company was required to determine the fair value of its finite-lived intangible assets and compare the fair value to the carrying value. The value of acquired developed technology was determined by discounting forecasted cash flow directly related to the developed technology, net of returns on contributory assets. The value of acquired customer relationships is based on the benefit derived from the incremental revenue and related cash flow as a direct result of the customer relationship. These forecasted cash flows are discounted to present value using an appropriate discount rate. As a result, the carrying value exceeded the fair value and the Company recorded impairments of $33.7 million related to developed technology and $33.3 million related to customer relationships. The impairment charges were recorded in “other operating expense” in the Statement of Operations for the fiscal year ended March 28, 2009.
Intangible asset amortization expense was $26.2 million, $13.2 million and $2.0 million in fiscal years 2009, 2008 and 2007, respectively. The following table provides the Company’s estimated future amortization expense based on current amortization periods for the periods indicated (in thousands):

Estimated
Amortization
Fiscal Year Ending	Expense

2010	$18,720
2011	18,720
2012	18,610
2013	18,270
2014	17,942
7. BUSINESS COMBINATIONS
Universal Microwave Corporation
On April 26, 2008, the Company acquired UMC for approximately $24.1 million in cash including transaction costs of $0.9 million. UMC designs and manufactures high performance RF oscillators and synthesizers primarily for point-to-point radios, CATV head-end equipment and military communications radio markets. The acquisition of UMC furthers the Company’s diversification strategy.
The total purchase price of $24.1 million was preliminarily allocated to assets acquired of $16.7 million (including identifiable intangible assets of $10.4 million) and liabilities assumed of $5.3 million (based on their fair values as determined by the Company as of April 26, 2008), and resulted in goodwill of $12.8 million.
While the Company continues to obtain information to refine the fair values of the assets acquired and liabilities assumed, the preliminary allocation of the purchase price is substantially complete. As the Company completes its tax filings for the period reflecting the transactions, additional adjustments may be required to the deferred tax balances. This process of finalizing the fair values of assets and liabilities assumed may result in additional adjustments to the purchase price allocation and the amount of goodwill during the first quarter of fiscal 2010.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
7. BUSINESS COMBINATIONS (continued)
UMC’s results of operations are included in the Company’s income statement for the period of April 26, 2008, through March 28, 2009. The results of UMC are not significant to the overall results of the Company.
Filtronic Compound Semiconductors Limited
During the fourth quarter of fiscal 2008, the Company completed its acquisition of Filtronic, a wholly owned subsidiary of Filtronic PLC. The acquisition price included the purchase of Filtronic’s six-inch GaAs wafer fabrication facility (“fab”) at Newton Aycliffe, United Kingdom and the purchase of Filtronic’s millimeter wave RF semiconductor business.
The total purchase price of $22.7 million (net of working capital refund of $3.6 million) was allocated to the assets acquired and liabilities assumed based on their fair values as determined by the Company as of February 28, 2008.
Under the terms of the acquisition transaction, Filtronic was required as of February 28, 2008, to have a certain amount of minimum working capital. Filtronic’s working capital fell below the required working capital threshold, and as a result, Filtronic refunded $3.6 million of the original purchase price of $26.3 million (which includes transaction costs of $1.4 million) to the Company during the first quarter of fiscal 2009.
Sirenza Microdevices, Inc.
On November 13, 2007, the Company completed its acquisition of Sirenza pursuant to the Agreement and Plan of Merger and Reorganization, dated as of August 12, 2007, by and among the Company, Iceman Acquisition Sub, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), and Sirenza (the “Merger Agreement”). In accordance with the terms and conditions of the Merger Agreement, the Company acquired Sirenza through the merger of Merger Sub with and into Sirenza, following which Sirenza, as the surviving corporation and a wholly-owned subsidiary of the Company, merged with and into the Company (together, the “Mergers”). Prior to the Mergers, Sirenza was a publicly held supplier of radio frequency components for the commercial communications, consumer and aerospace, defense and homeland security equipment markets. Sirenza’s products are designed to optimize the reception and transmission of voice and data signals in mobile wireless communications networks and in other wireless and wireline applications. The acquisition of Sirenza is expected to enable the Company to diversify its revenue and improve gross margins.
The total purchase price was approximately $880.7 million and consisted of cash consideration of $293.2 million, approximately 95.6 million equity securities valued at $577.4 million, which include common stock awards issued as consideration for replacement of outstanding Sirenza vested stock awards (employee stock options, performance share awards and restricted stock awards) and approximately $10.1 million in transaction costs. Under the terms of the Merger Agreement, each outstanding share of Sirenza’s common stock was exchanged for a combination of 1.7848 shares of the Company’s common stock and $5.56 in cash. Under the purchase method of accounting and the guidance of EITF 99-12, “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination,” the fair value of the equity consideration was determined using an average of the Company’s closing share prices beginning two days before and ending two days after August 13, 2007, the date on which the acquisition was announced, or $6.04 per share. In accordance with SFAS 123(R), the fair value of issued and vested awards assumed by the Company were recognized as an element of the purchase price with the fair value of the assumed options estimated using the Black-Scholes model.
Options to purchase Sirenza common stock that were outstanding immediately prior to the Mergers were assumed by the Company and converted into options to purchase the Company’s common stock that are subject to the same vesting and other conditions that applied to the Sirenza options immediately prior to the Mergers. Performance share awards (PSAs) for Sirenza common stock that were outstanding immediately prior to the Mergers were assumed by the Company and converted into contingent rights to acquire the Company’s common stock that are subject to the same vesting and other conditions that applied to the Sirenza PSAs immediately prior to the Mergers. Shares of Sirenza common stock underlying restricted stock awards (RSAs) that were subject to forfeiture risks, repurchase options or other restrictions immediately prior to the Mergers were converted into shares of the Company’s common stock and/or cash and remain subject to the same restrictions that applied to the Sirenza RSAs immediately prior to the Mergers.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
7. BUSINESS COMBINATIONS (continued)
The total purchase price components for the Sirenza acquisition are as follows (in thousands):

Fair value of RFMD common stock issued to Sirenza shareholders	$568,285
Cash consideration to Sirenza shareholders	293,229
Fair value of RFMD vested common stock awards issued as consideration for replacement of outstanding Sirenza vested common stock awards	9,094
Transaction costs	10,068

Total purchase price	$880,676

The total purchase price of $880.7 million was allocated to the assets acquired and liabilities assumed based on their fair values as determined by RFMD as of November 13, 2007, as follows (in thousands):

Cash	$43,928
Accounts receivable	22,335
Inventory	32,413
Other current assets	1,800
Property, plant and equipment	16,168
Other non-current assets	300
Identifiable intangible assets:
Developed technology	127,520
Customer relationships	83,190
In-process research and development	13,860
Order backlog	1,760
Goodwill	592,681

Total assets	935,955

Accounts payable and accruals	(27,602)
Other current liabilities	(2,148)
Deferred taxes, net	(23,230)
Long-term liabilities	(2,299)

Total purchase price	$880,676

The in-process research and development relates to projects that the Company acquired from Sirenza which were at various stages and had no alternative future use at the time of the acquisition. These projects were determined to have a value of $13.9 million which was charged to “other operating expense” at the acquisition date in accordance with SFAS 141. The value of the acquired in-process research and development was determined by discounting forecasted cash flow directly related to the products expected to result from the subject research and development, net of returns on contributory assets.
The excess of the purchase price over the fair value of assets acquired and liabilities assumed, resulted in goodwill of approximately $592.7 million. In accordance with SFAS 142, the goodwill is not being amortized and is evaluated for impairment on an annual basis (see Note 6 to the Consolidated Financial Statements for additional information regarding fiscal 2009 goodwill impairment).
The Company established the valuation of Sirenza with the assistance of a reputable financial advisor that included a fairness opinion addressing the Sirenza purchase price, as described in the Company’s combined proxy statement/prospectus on Form S-4 filed with the Commission on September 13, 2007. The critical factors contributing to the determination of the purchase price paid for Sirenza included the expectation to diversify the Company’s revenue and improve its margins by significantly increasing the Company’s addressable market and increasing the dollar content penetration of existing markets. The Company also expected to realize significant value from the development of new product technologies, the acquisition of an experienced assembled workforce, and the expected synergies from combining the acquiring and acquired entities’ net assets and businesses. In addition, financial forecasts, earnings and cash flows of Sirenza as well as the potential pro forma impact of the acquisition were also considered in the determination of the purchase price. The Company paid a premium of approximately 17% over the trading price of Sirenza on the date of announcement of the transaction. The purchase price was comparable with valuation multiples of publicly traded companies that were deemed to be relevant.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
7. BUSINESS COMBINATIONS (continued)
Sirenza’s results of operations are included in the Company’s income statement for the period of November 14, 2007 through March 29, 2008. During fiscal 2008, the Company expensed $0.9 million of severance costs related to headcount reductions resulting from the combination of the Company and Sirenza and as of March 29, 2008, the restructuring reserve related to these severance costs was approximately $1.4 million.
The following unaudited pro forma consolidated financial information for fiscal 2008 and 2007 assumes that the Sirenza acquisition, which closed on November 13, 2007, was completed at the beginning of the periods presented below (in thousands):

	Fiscal 2008(1)	Fiscal 2007
Revenue	$1,065,848	$1,160,193
Net income	$(3,171)	$74,703
Basic net income per common share	$(0.01)	$0.28
Diluted net income per common share	$(0.01)	$0.26

(1)	Adjusted to reflect the retrospective adoption of FSP APB 14-1. See Note 2A to the Consolidated Financial Statements.
These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the operating results that would have been achieved had the acquisition actually taken place at the beginning of the periods presented above. In addition, these results are not intended to be a projection of future results and do not reflect synergies that might be achieved from the combined operations.
8. LEASES
The Company leases certain equipment and computer hardware and software under non-cancelable lease agreements that are accounted for as capital leases. Interest rates on capital leases ranged from 8.5% to 12.6% as of March 28, 2009. Equipment under capital lease arrangements is included in property and equipment and has a cost of approximately $0.6 million and $0.8 million and related accumulated amortization of $0.2 million and $0.1 million as of March 28, 2009, and March 29, 2008, respectively. Capital lease amortization totaling approximately $0.2 million, $0.1 million and $0.0 million is included in depreciation expense for fiscal years 2009, 2008 and 2007, respectively.
The Company leases the majority of its corporate, wafer fabrication and other facilities from several third-party real estate developers. The terms of these operating leases range from approximately 1 year to 22 years. Several have renewal options up to two 10-year periods and several also include standard inflation escalation terms. Several also include rent escalation, rent holidays, and leasehold improvement incentives which are recognized to expense on a straight-line basis. The Company also leases various machinery and equipment and office equipment under non-cancelable operating leases. The terms of these operating leases range from less than one year to three years. As of March 28, 2009, the total future minimum lease payments were approximately $51.3 million related to facility operating leases and approximately $0.6 million related to equipment operating leases.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
8. LEASES (continued)
Minimum future lease payments under non-cancelable capital and operating leases as of March 28, 2009, are as follows (in thousands):

Fiscal Years	Capital	Operating
2010	$167	$11,077
2011	57	9,811
2012	—	8,583
2013	—	6,899
2014	—	5,073
Thereafter	—	10,459

Total minimum payment	$224	$51,902

Less amounts representing interest	15

Present value of minimum lease payments	209
Less current portion	154

Obligations under capital leases, less current portion	$55

The current and long-term obligations under capital leases are included in “other current liabilities” and “other long-term liabilities” on the balance sheet, respectively.
Rent expense under operating leases, including facilities and equipment, was approximately $12.1 million (with an additional $15.6 million in lease termination costs included in restructuring), $11.6 million, and $11.1 million for fiscal years 2009, 2008 and 2007, respectively.
Sale-Leaseback
The Company completed a sale-leaseback transaction with respect to the Company’s corporate headquarters in March 2001. The transaction included the sale of the land and building for total consideration of $13.4 million. The lease covers an initial term of 15 years with options to extend the lease for two additional periods of 10 years each. Annual rent expense is approximately $1.3 million for each of the first five years and escalates by 2% each year thereafter. The Company has been recognizing rent expense on a straight-line basis in accordance with SFAS No. 13, "Accounting for Leases” (SFAS 13), starting with the beginning of the lease term. The transaction was deemed a normal leaseback as defined in SFAS No. 98, “Accounting for Leases — Sales-Leaseback Transactions Involving Real Estate, Sales-Type Leases of Real Estate, Definition of the Lease Term, Initial Direct Costs of Direct Financing Leases.” The Company recorded a sale and operating lease, thus removing the property from the Company’s Consolidated Balance Sheet, and is deferring the profit of $1.4 million over the 15-year lease term in accordance with SFAS No. 66, “Accounting for Sales of Real Estate” and SFAS 13.
9. LONG-TERM DEBT
Debt at March 28, 2009, and March 29, 2008 is as follows (in thousands):

	March 28, 2009	March 29, 2008
Convertible subordinated notes due August 2010, net of discount	$206,143	$228,330
Convertible subordinated notes due 2012, net of discount	164,726	154,672
Convertible subordinated notes due 2014, net of discount	105,098	121,610
Bank loan	6,729	6,556
No net cost credit line	13,500	—
Equipment term loan, net of discount	13,750	18,180

Subtotal	509,946	529,348
Less current portion of equipment term loan	4,839	4,482

Total long-term debt	$505,107	$524,866

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
9. LONG-TERM DEBT (continued)
Aggregate debt maturities as of March 28, 2009, are as follows (in thousands):

Fiscal Years
2010	$4,822
2011	224,771
2012	3,800
2013	171,455
2014 and thereafter	105,098

Total	$509,946

Convertible Debt
In April 2007, the Company issued $200 million aggregate principal amount of 0.75% convertible subordinated notes due 2012 and $175 million aggregate principal amount of 1.00% convertible subordinated notes due 2014. The two series of notes were issued in a private placement to Merrill Lynch, Pierce, Fenner & Smith Incorporated for resale to qualified institutional buyers. Offering expenses in connection with the issuance of the notes, including discounts and commissions, are approximately $8.8 million, which are being amortized as interest expense over the term of the two series of notes based on the effective interest method.
Interest on both series of the notes is payable in cash semiannually in arrears on April 15 and October 15 of each year, beginning October 15, 2007. The 2012 notes mature on April 15, 2012, and the 2014 notes mature on April 15, 2014. Both series of the notes are subordinated unsecured obligations of the Company and rank junior in right of payment to all of the Company’s existing and future senior debt. The notes effectively are subordinated to the indebtedness and other liabilities of the Company’s subsidiaries.
Holders may convert either series of notes based on the applicable conversion rate, which is currently 124.2969 shares of the Company’s common stock per $1,000 principal amount of the notes (which is equal to an initial conversion price of approximately $8.05 per share), subject to adjustment, only under the following circumstances: (1) during any calendar quarter after June 30, 2007, if, as of the last day of the immediately preceding calendar quarter, the closing price of the Company’s common stock for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of such preceding calendar quarter is more than 120% of the applicable conversion rate per share; (2) if during any five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of that period is less than 98% of the product of the closing price of the Company’s common stock for each day in the period and the applicable conversion rate per $1,000 principal amount of notes; (3) if certain specified distributions to all holders of the Company’s common stock occur; (4) if a fundamental change occurs; or (5) at any time during the 30-day period immediately preceding the final maturity date of the applicable notes. Upon conversion, in lieu of shares of the Company’s common stock, for each $1,000 principal amount of notes, a holder will receive an amount in cash equal to the lesser of (i) $1,000 or (ii) the conversion value, as determined under the applicable indentures governing the notes. If the conversion value exceeds $1,000, the Company also will deliver, at its election, cash or common stock or a combination of cash and common stock equivalent to the amount of the conversion value in excess of $1,000. The maximum number of shares issuable upon conversion of these notes as of March 28, 2009, is approximately 33.1 million shares (subsequent to the repurchase by the Company of $32.3 million principal amount of the notes due in 2014), which may be adjusted as a result of stock splits, stock dividends and antidilution provisions.
Holders of the notes who convert their notes in connection with a fundamental change, as defined in the indentures, may be entitled to a make whole premium in the form of an increase in the conversion rate applicable to their notes. In addition, in the event of a fundamental change, holders of the notes may require the Company to purchase for cash all or a portion of their notes, subject to specified exceptions, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, up to, but not including, the fundamental change purchase date.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
9. LONG-TERM DEBT (continued)
Holders of the notes are entitled to the benefits of a Registration Rights Agreement, dated as of April 4, 2007, between the Company and Merrill Lynch. Pursuant to the Registration Rights Agreement, the Company filed a shelf registration statement with the Securities and Exchange Commission on July 3, 2007, covering resales of the notes and the common stock issuable upon conversion of the notes. The shelf registration statement was automatically effective upon filing. The Company has agreed to keep the shelf registration statement effective until the earlier of (1) the sale pursuant to the shelf registration statement of the notes and all of the shares of common stock issuable upon conversion of the notes; (2) the date when the holders are able to sell all such securities immediately pursuant to Rule 144 promulgated under the Act; or (3) the date that is two years from the date of filing of the shelf registration statement.
During fiscal 2009, the Company repurchased $32.3 million principal amount of the notes due in 2014 at an average price of $41.47, which resulted in a gain of approximately $10.6 million.
The Company’s 0.75% convertible subordinated notes had a fair value of $114.5 million (excluding the notes that were repurchased during fiscal 2009) and $140.4 million as of March 28, 2009 and March 29, 2008, respectively. The Company’s 1.00% convertible subordinated notes had a fair value of $78.1 million and $113.9 million as of March 28, 2009 and March 29, 2008, respectively.
On March 29, 2009, the Company adopted FSP APB 14-1. FSP APB 14-1 applies to the Company’s $200 million aggregate principal amount of 0.75% Convertible Subordinated Notes due 2012 (the “2012 Notes”) and the Company’s $175 million aggregate principal amount of 1.00% Convertible Subordinated Notes due 2014 (the “2014 Notes” and together with the 2012 Notes, the “Notes”). As of the date of the issuance of the Notes (April 2007), the Company estimated the fair value of the 2012 Notes to be $144.3 million using a 7.50% non-convertible borrowing rate. The fair value of the 2014 Notes was calculated to be $113.6 million using a 7.52% non-convertible borrowing rate. As of the issuance date, the difference between the fair value and the principal amount of the Notes was retrospectively recorded as a debt discount and as an increase to additional paid-in-capital, net of tax. The discount of the liability component is being amortized over the term of the Notes using the effective interest method.
The following tables provide additional information about the Company’s Notes which are subject to FSP ABP 14-1 (in thousands).

	2012 Notes		2014 Notes
	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008
Carrying amount of the equity component (additional paid-in capital)	$31,414	$31,414	$34,928	$35,190
Principal amount of the convertible subordinated notes	200,000	200,000	142,691	175,000
Unamortized discount of the liability component	35,274	45,328	37,593	53,390
Net carrying amount of liability component	164,726	154,672	105,098	121,610

	2012 Notes		2014 Notes
	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008
Effective interest rate on liability component	7.3%	7.3%	7.2%	7.2%
Cash interest expense recognized	$1,495	$1,476	$1,701	$1,726
Non-cash interest expense recognized	10,055	9,233	7,063	6,703
The remaining period over which the unamortized discount will be amortized for the 2012 Notes and 2014 Notes is approximately 3 and 5 years, respectively. As of March 28, 2009 and March 29, 2008, the if-converted value of the Notes did not exceed its principal amount for either the 2012 Notes or the 2014 Notes.
In July 2003, the Company completed the private placement of $230.0 million aggregate principal amount of 1.50% convertible subordinated notes due 2010. As of March 28, 2009, the notes are convertible into a total of approximately 27.1 million shares (subsequent to the repurchase by the Company of $23.0 million principal amount of the notes due in 2010), of the Company’s common stock (subject to adjustment in certain circumstances) at a conversion price of $7.63 per share and are convertible at the option of the holder at any time on or prior to the close of business on the maturity date. The trading value of the Company’s common stock on the commitment date, June 25, 2003, was $5.78 per share. The net proceeds of the offering were approximately $224.7 million after payment of the underwriting discount and expenses of the offering totaling $5.3 million, which are being amortized as interest expense over the term of the notes based on the effective interest method.
During fiscal 2009, the Company repurchased $23.0 million principal amount of the notes due in 2010 at an average price of $82.83, which resulted in a gain of approximately $3.8 million.
The Company’s 1.50% convertible subordinated notes had a fair value of $180.1 million (excluding the notes that were repurchased during fiscal 2009) and $207.0 million as of March 28, 2009 and March 29, 2008, respectively, on the PORTAL Market. The convertible notes due 2010 are unsecured and unsubordinated to the Company’s existing and future senior debt and other liabilities of the Company’s subsidiaries.
No Net Cost Credit Line
In November 2008, the Company entered into an agreement with the securities firm that holds the Company’s level 3 ARS under which the securities firm will give the Company the right to sell its outstanding level 3 ARS to the securities firm at par value (i.e., the face amount), plus accrued but unpaid dividends or interest, at any time during the period of June 30, 2010, through July 2, 2012. Included in the agreement was the option to take out a “no net cost” credit line (Credit Line Agreement), which means that the interest that the Company will pay on the credit line obligation will not exceed the interest that the Company receives on its level 3 ARS, which are pledged as first priority collateral for this loan. The ARS pledged as collateral for the loan had a market value of $18.0 million as of March 28, 2009. Pursuant to the terms and conditions of the Credit Line Agreement the Company may borrow up to 75% of the market value of its outstanding level 3 ARS. In addition, the securities firm may demand full or partial payment or terminate and cancel the Credit Line Agreement, at its sole option and without cause, at any time. However, if the securities firm exercises this right the securities firm must provide as soon as reasonably possible, alternative financing on substantially the same terms and conditions as those under the Credit Line Agreement and the Credit Line Agreement will remain in full force and effect until such time as such alternative financing has been established. If alternative financing cannot be established, then the securities firm must purchase the pledged ARS at par.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
9. LONG-TERM DEBT (continued)
During the fourth quarter of fiscal 2009, the Company executed on the Credit Line Agreement and drew up to the 75% stated limit, or $13.5 million as determined by the securities firm. The credit line will become payable when the securities firm receives the proceeds from purchases of the Company’s ARS. As of March 28, 2009, the “no net cost” credit line is recorded in long-term debt on the Consolidated Balance Sheet.
Other Debt
During the first quarter of fiscal 2008, the Company entered into a loan denominated in Renminbi with a bank in Beijing, China, which is payable in April 2012. As of March 28, 2009, this loan was equivalent to approximately $6.7 million (with the amount fluctuating based on currency rates). The proceeds were used for the expansion of the Company’s internal assembly facility. Interest is calculated at 95% of the People’s Bank of China benchmark interest rate at the end of each month and is payable on the twentieth day of the last month of each quarter (the People’s Bank of China benchmark interest rate for a three- to five-year loan was 7.02% effective as of October 30, 2008, which is the most recent published rate available as of March 28, 2009). The Company has received a cash incentive from the Beijing Municipal Bureau of Industrial Development in support of the expansion of its China facility. This incentive will offset the amount of monthly interest expense for the first two years of the loan.
During the first quarter of fiscal 2007, the Company entered into a $25.0 million asset-based financing agreement (“equipment term loan”). The net proceeds from the equipment term loan were approximately $24.8 million after payment of administrative fees and issuance costs totaling $0.2 million, which are being amortized as interest expense over the term of the loan based on the effective interest method. The equipment term loan is payable in equal monthly installments of principal and interest of approximately $0.5 million, commencing on August 1, 2006, with a final balloon payment of approximately $3.0 million due on July 1, 2011. The interest rate on the equipment term loan is approximately 7.87%. The equipment term loan is secured by a first priority lien on certain of the Company’s manufacturing equipment. Under the terms of the equipment term loan, the Company must maintain, on a quarterly basis, a ratio of senior funded debt to EBITDA of not greater than 3.5 to 1.0, and unencumbered cash or cash-equivalent holdings of not less than $50.0 million. Senior funded debt is defined as current- and long-term debt plus capital leases, and EBITDA is defined as (i) operating income under GAAP, plus (ii) depreciation and amortization expense, plus (iii) all non-cash expenses and losses, minus all non-cash income and gains.
10. RETIREMENT BENEFIT PLANS
Germany Defined Benefit Pension Plan
The Company maintains a qualified defined benefit pension plan for its German subsidiary. The plan is unfunded with a benefit obligation of approximately $2.6 million and $3.0 million as of March 28, 2009, and March 29, 2008, respectively, which is included in “accrued liabilities” and “other long-term liabilities” in the Consolidated Balance Sheet. The assumptions used in calculating the benefit obligation for the plan are dependent on the local economic conditions and were measured as of March 28, 2009, and March 29, 2008. The net periodic benefit costs were approximately, $0.3 million, $0.1 million and $0.0 million for fiscal years 2009, 2008 and 2007 respectively.
The Company’s practice is to fund its pension plan in amounts at least sufficient to meet the minimum requirements of applicable local laws and regulations. Depending on the design of the plan, local custom and market circumstances, the minimum liabilities of a plan may exceed qualified plan assets. The Company accrues for all such liabilities, in accordance with SFAS 158 “Employers’ Accounting for Defined Benefit Pension & Other Post Retirement Plans.”

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
10. RETIREMENT BENEFIT PLANS (continued)
U.S. Defined Contribution Plan
Each U.S. employee is eligible to participate in the Company’s fully qualified 401(k) plan immediately upon hire. An employee may invest pretax earnings in the 401(k) plan up to the maximum legal limits (as defined by Federal regulations). Employer contributions to the plan are made at the discretion of the Company’s Board of Directors. An employee is fully vested in the employer contribution portion of the plan after completion of five continuous years of service. The Company contributed $3.7 million, $4.7 million and $3.6 million to the plan during fiscal years 2009, 2008 and 2007, respectively. The Company decreased contributions to the 401(k) plan in fiscal year 2009 due to the adverse macroeconomic business environment. The increase in Company contributions in fiscal year 2008 was due to the increase in the number of participating employees following the Sirenza acquisition.
U.K. Defined Contribution Plan
Employees of the Company’s U.K. subsidiary are eligible to participate in a stakeholder pension plan immediately upon hire. An employee may invest their earnings in the stakeholder pension plan and receive a tax benefit based upon U.K. legislation. Employer contributions to the plan are made at the discretion of the Company’s Board of Directors. The Company contributed $0.7 million and $0.1 million to the plan during fiscal years 2009 and 2008, respectively.
11. RESTRUCTURING AND ASSET SALE
Restructuring resulting from adverse macroeconomic business environment
During the second half of fiscal 2009, the Company initiated a restructuring to reduce manufacturing capacity and costs and operating expenses due primarily to lower demand for its products resulting from the global economic slowdown. The restructuring decreased the Company’s workforce and resulted in the impairment of certain property and equipment, among other charges.
In the fourth quarter of fiscal 2009, the Company initiated additional reductions due to the adverse macroeconomic business environment. The Company decided to outsource certain non-core manufacturing operations and consolidate the Shanghai test and assembly operations with its primary test and assembly facility in Beijing, China. The Company also decided to decrease operating expense including the elimination of approximately 100 jobs worldwide, or approximately 2% of the Company’s global workforce, along with reductions in supporting expense.
The Company recorded restructuring charges of approximately $67.1 million in fiscal 2009 related to one-time employee termination benefits, impaired assets (including property and equipment totaling $51.4 million) and lease and other contract termination costs. The fair value of the impaired assets was estimated on a held and used basis based on the discounted cash flow method in accordance with SFAS 144. The restructuring charges were recorded in “other operating expense.” In addition, as a result of this restructuring, the Company has $0.7 million of property and equipment that is classified as held for sale in accordance with SFAS 144, as of March 28, 2009. These assets are being actively marketed and are expected to be sold within one year.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
11. RESTRUCTURING AND ASSET SALE (continued)
The following table summarizes the restructuring activities associated with the adverse macroeconomic business environment restructuring plan during the year ended March 28, 2009 (in thousands):

	One-Time		Lease and
	Employee		Other
	Termination	Asset	Contract
	Benefits	Impairments	Terminations	Total
Accrued restructuring balance as of March 29, 2008	$—	$—	$—	$—
Costs incurred and charged to expense	4,390	51,432	11,292	67,114
Cash payments	(2,483)	—	(386)	(2,869)
Non-cash settlement	—	(51,432)	—	(51,432)

Accrued restructuring balance as of March 28, 2009	$1,907	$—	$10,906	$12,813

The current and long-term restructuring obligations totaling $12.8 million are included in “accrued liabilities” and “other long-term liabilities” in the Consolidated Balance Sheet.
The Company has incurred and expects to incur the following restructuring charges associated with the adverse macroeconomic business environment restructuring (in thousands):

	2009	Thereafter	Total
One-time employee termination benefit costs	$4,390	$771	$5,161
Asset impairments	51,432	—	51,432
Lease and other contract termination costs	11,292	6,276	17,568

Total restructuring charges	$67,114	$7,047	$74,161

As of March 28, 2009, the Company expects to record approximately $7.0 million of additional restructuring charges associated with ongoing expenses related to exited leased facilities and one-time employee termination benefits.
Fiscal 2009 restructuring to reduce or eliminate investments in wireless systems
In the first quarter of fiscal 2009, the Company initiated a restructuring to reduce or eliminate its investment in wireless systems, including cellular transceivers and GPS solutions, in order to focus on RF component opportunities. Additionally, the Company consolidated its production test facilities in an effort to reduce cycle time, better serve its customer base and improve its overall profitability.
As part of this restructuring, the Company reduced its global workforce by approximately 10 percent. The Company recorded restructuring charges of approximately $47.1 million in fiscal 2009 related to one-time employee termination benefits, impaired assets (including property and equipment) and lease and other contract termination costs. The fair value of the impaired assets was estimated based on quoted market prices of similar assets. The restructuring charges were recorded in “other operating expense.” In addition, as a result of this restructuring, the Company had $2.6 million of property and equipment that is classified as held for sale in accordance with SFAS 144, as of March 28, 2009. These assets are being actively marketed and are expected to be sold within one year. During fiscal 2009, the Company recognized a gain of

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
11. RESTRUCTURING AND ASSET SALE (continued)
$0.7 million on the sale of assets classified as held for sale.
The following table summarizes restructuring activities associated with the fiscal 2009 restructuring to reduce or eliminate the Company’s investment in wireless systems during the year ended March 28, 2009 (in thousands):

	One-Time		Lease and
	Employee		Other
	Termination	Asset	Contract
	Benefits	Impairments	Terminations	Total
Accrued restructuring balance as of March 29, 2008	$—	$—	$—	$—
Costs incurred and charged to expense	9,023	24,573	13,473	47,069
Cash payments	(8,865)	—	(8,464)	(17,329)
Non-cash settlement	(97)	(24,573)	(1,849)	(26,519)

Accrued restructuring balance as of March 28, 2009	$61	$—	$3,160	$3,221

The current and long-term restructuring obligations totaling $3.2 million are included in “accrued liabilities” and “other long-term liabilities” in the Consolidated Balance Sheet.
The Company has incurred and expects to incur the following restructuring charges associated with the fiscal 2009 restructuring to reduce or eliminate the Company’s investment in wireless systems (in thousands):

	2009	Thereafter	Total
One-time employee termination benefit costs	$9,023	$—	$9,023
Asset impairments	24,573	—	24,573
Lease and other contract termination costs	13,473	2,628	16,101

Total restructuring charges	$47,069	$2,628	$49,697

As of March 28, 2009, the restructuring to reduce or eliminate the Company’s investment in wireless systems is substantially completed. The Company expects to record approximately $2.6 million of additional restructuring charges associated with ongoing expenses related to exited leased facilities.
Bluetooth® sale and related restructuring charges
In December 2006, the Company sold substantially all of its Bluetooth® assets to QUALCOMM for a cash purchase price of $39.0 million and the assumption by QUALCOMM of certain liabilities. These assets related to the Company’s Bluetooth® 2.0 Enhanced Data Rate products with HCI Interface embodied in the Company’s next-generation RF4000 series products, the next-generation radio radio/modem component SiW1722, as well as associated fixed assets, intellectual property, inventory and receivables. The Company will retain and continue to sell and support certain Bluetooth® specification version 1.2 qualified products, including its radio/modem products SiW1712 and SiW1721 and HCI interface products, the SiW3000 and SiW3500.
On December 15, 2006 (the closing date of the transaction with QUALCOMM), the Company received cash of approximately $32.6 million (net of transaction costs), with the remaining $5.9 million of the cash purchase price being retained by QUALCOMM for a period of 18 months as security for the indemnification obligations of the Company, which include indemnification for losses arising out of any breach by the Company of any representations, warranties or covenants contained

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
11. RESTRUCTURING AND ASSET SALE (continued)
in the Asset Purchase Agreement with QUALCOMM. During the first quarter of fiscal 2009, the Company received a final cash payment of approximately $5.9 million. The $5.9 million receivable was included in current assets in the Company’s consolidated financial statements at March 29, 2008 and March 31, 2007. As a result of this asset sale, the Company recognized a gain of approximately $36.4 million (net of approximately $0.5 million in costs associated with the sale) which is included in “other operating expense (income)” in the Company’s consolidated financial statements in fiscal 2007. The Company also incurred restructuring expenses totaling approximately $1.4 million in fiscal 2008 and $2.5 million in fiscal 2007 (related to lease costs and miscellaneous administrative expenses), which are included in “other operating expense (income)” in the Company’s consolidated financial statements.
12. INCOME TAXES
Income (loss) before income taxes consists of the following components (in thousands):

	Fiscal Year
	2009	2008	2007

United States	$(881,833)	$(54,434)	$75,256
Foreign	1,825	11,952	11,143

Total	$(880,008)	$(42,482)	$86,399

The components of the income tax (provision) benefit are as follows (in thousands):

	Fiscal Year
	2009	2008	2007

Current (expense) benefit:
Federal	$19	$341	$(1,562)
State	28	(50)	220
Foreign	(10,120)	(3,713)	(3,061)

	(10,073)	(3,422)	(4,403)

Deferred (expense) benefit:
Federal	4,490	31,955	(868)
State	6,600	5,753	(71)
Foreign	(8,913)	4,802	2,359

	2,177	42,510	1,420

Total	$(7,896)	$39,088	$(2,983)

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
12. INCOME TAXES (continued)
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the basis used for income tax purposes. The deferred income tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Significant components of the Company’s net deferred income taxes are as follows (in thousands):

	Fiscal Year
	2009	2008

Deferred income tax assets:
Allowance for bad debts	$381	$295
Warranty reserve	511	737
Inventory reserve	15,170	11,317
Accrued vacation	2,112	3,594
Sale/leaseback	289	325
Write-down of investment	4,654	4,678
Investment loss (income)	1,710	1,718
Equity compensation	19,329	13,681
Capitalized research and development expenses	4,681	8,157
Accumulated depreciation/basis difference	53,062	50,762
Net operating loss carry-forwards	74,293	63,482
Research and other credits	41,938	40,714
Capital loss carry-forward	—	1,072
Other deferred assets	9,412	2,664
Other comprehensive income	—	48

Total deferred income tax assets	227,542	203,244
Valuation allowance	(138,411)	(38,792)

Net deferred income tax asset	$89,131	$164,452

Deferred income tax liabilities:
Accumulated depreciation/basis difference	$—	$(27,463)
Amortization and purchase accounting basis difference	(44,337)	(77,986)
Convertible debt discount	(25,290)	(34,368)
Deferred gain	(4,274)	(1,862)
Inventory	—	(1,923)
Other deferred liabilities	(180)	(858)
Other comprehensive income	(22)	—

Total deferred income tax liabilities	(74,103)	(144,460)

Net deferred income tax asset	$15,028	$19,992

Amounts included in Consolidated Balance Sheets:
Current assets	$26,617	$29,172
Current liabilities	(130)	(167)
Non-current assets	14,755	30,078
Non-current liabilities	(26,214)	(39,091)

Net deferred income tax asset	$15,028	$19,992

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
12. INCOME TAXES (continued)
At March 28, 2009, the Company has recorded a $138.4 million valuation allowance against deferred tax assets. This consists of $103.1 million related to U.S. domestic deferred tax assets, $1.8 million related to China deferred tax assets and $33.5 million related to U.K. deferred tax assets. Each of these valuation allowances were established in accordance with SFAS 109 as it is management’s opinion that it is more likely than not that these benefits may not be realized. Realization is dependent upon generating future income in the taxing jurisdictions in which the operating loss carryovers, credit carryovers, depreciable tax basis, and other tax deferred assets exist. It is management’s intent to evaluate the realizability of these deferred tax assets on a quarterly basis. Of the valuation allowance, $3.6 million was recorded against goodwill to offset the tax benefit of net operating losses, credits and other deductions recorded in goodwill and $0.3 million was recorded against equity to offset the tax benefit of employee stock compensation recorded in equity.
A $38.8 million valuation allowance against the Company’s domestic state and U.K. deferred tax assets existed as of the end of fiscal 2008. During fiscal 2009 the valuation allowance against deferred tax assets increased by $99.6 million. This increase was comprised of: a $0.2 million increase related to state tax credits and net operating loss carryovers acquired in the Sirenza transaction which were not realizable as of the acquisition date and which increase was recorded in goodwill; increases of $90.8 million related to U.S. deferred tax assets, $1.8 million related to China deferred tax assets, and $14.1 million related to U.K. deferred tax assets for which there was a change in judgment about the realizability of the deferred tax assets during fiscal 2009 and which increases were recorded as an income tax expense during the fiscal year; a $0.3 million increase related to the tax benefit of employee stock compensation which was recorded in equity during the fiscal year; and a $7.6 million decrease related to the impact from the change in the exchange rate for the Pound Sterling on the valuation allowance for U.K. deferred tax assets existing as of the beginning of the fiscal year, which amount was offset by a corresponding decrease in the U.S. dollar-denominated amount of the related U.K. deferred tax assets. The $106.7 million for changes in the valuation reserve recorded as an income tax expense were non-cash expenses.
At March, 31, 2007, the Company had recorded a $51.4 million valuation allowance with respect to the domestic deferred tax asset to the extent that realization of domestic federal and state deferred tax assets was not supported by reversals of existing taxable temporary differences or taxable income in prior carry back years to the extent allowed by the applicable taxing jurisdictions. As of the end of fiscal 2007, the Company was no longer in a cumulative domestic pre-tax loss position for the most recent three-year period. The valuation allowance was based on a determination by management that unsettled circumstances existed with respect to a slowdown in demand from a high per-unit dollar content major customer and the significant impact that was expected to have on near-term financial results. These unsettled circumstances represented negative evidence that in management’s opinion required a continuation of the domestic deferred tax asset valuation allowance as of the end of fiscal 2007.
During the first quarter of fiscal 2008, the $51.4 million valuation allowance against the domestic federal and state deferred tax assets that existed as of the end of fiscal 2007 was reduced by $43.6 million. Of this amount, $12.9 million was reversed in connection with the adoption of FIN 48. The balance of $30.7 million consisted of a reversal of $31.6 million of the valuation allowance based on the evaluation by management of the ability in future years to realize the related domestic deferred tax assets and an increase of $0.9 million recorded in connection with state credit deferred tax assets acquired in connection with the Sirenza acquisition. The $31.6 million reversal was based on the determination by management that as of the end of the first quarter of fiscal 2008, the negative evidence that existed as of the end of fiscal 2007 was no longer applicable. By the end of the first quarter, the Company was able to better determine the impact that the slow- down in customer demand from the high per-unit dollar content major customer would have based on actual activity during the period, and positive evidence arose of actual increases in sales to other customers and the commencement of volume production of the POLARIS® 3 RF solution. The amount reversed consisted of $20.7 million recognized as an income tax benefit, $4.8 million reversed against equity related to the tax benefit of employee stock options, and $6.1 million reversed against goodwill related to the tax benefit of net operating losses, credits and deductions acquired from other companies. The majority of the subsequent increase in the valuation allowance to $38.8 million at the end of fiscal 2008 consisted of $3.4 million recorded in connection with the Sirenza acquisition during the third quarter of fiscal 2008 and $27.0 million recorded in connection with the Filtronic acquisition during the fourth quarter of fiscal 2008.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
12. INCOME TAXES (continued)
In accordance with FAS109, as of the end of the third quarter of fiscal 2009, the Company evaluated the ability to realize its deferred tax assets in future periods and increased the valuation allowance for the deferred tax assets in the United Kingdom, China, and the United States from $37.0 million as of the end of the prior quarter to $126.5 million. This increase in the valuation allowance during the third quarter of fiscal 2009 was due to impairment charges incurred during the third quarter of fiscal 2009 that resulted in the Company moving into a cumulative pre-tax loss for the most recent three-year period, inclusive of the loss for the period ended December 27, 2008. Management determined that the negative evidence represented by the cumulative pre-tax loss that arose during the third quarter of fiscal 2009 required an increase in the valuation allowance under FAS 109 to the extent that realization of these deferred tax assets was not supported by reversals of existing taxable temporary differences or taxable income in prior carry back years, to the extent allowed by the applicable taxing jurisdictions. The Company intends to maintain a valuation allowance until sufficient positive evidence exists to support its full or partial reversal. The amount of the deferred tax assets actually realized could vary depending upon the amount of taxable income the Company is able to generate in the various taxing jurisdictions in which the Company has operations.
As of March 28, 2009, the Company had U.K. loss carryovers of approximately $29.7 million that carry forward indefinitely, federal loss carryovers of approximately $182.2 million that expire in years 2011-2025 if unused, and state losses of approximately $76.6 million that expire in years 2010-2025 if unused. Federal credits of $34.5 million and state credits of $25.0 million may expire in years 2010-2025 and 2010-2015, respectively. Federal alternative minimum tax credits of $3.4 million will carry forward indefinitely. Included in the amounts above are certain net operating losses (NOLs) and other tax attribute assets acquired in conjunction with the close of the Filtronic, Sirenza, Resonext and Silicon Wave acquisitions. The utilization of acquired domestic assets may be subject to certain annual limitations as required under Internal Revenue Code Section 382 and similar state income tax provisions. The acquired U.K. loss carryovers are potentially subject to limitation under the U.K. anti-avoidance provisions if there is a “major change” in the nature or conduct of the trade or business of Filtronic within three years of the change in ownership.
The Company has increased its operations and investments in numerous international jurisdictions over the last couple of years. Each endeavor may expose the Company to taxation in multiple foreign jurisdictions. It is management’s opinion that any future foreign undistributed earnings will either be permanently reinvested or such future distributions, if any, will not result in incremental U.S. taxes. Accordingly, no provision for U.S. federal and state income taxes has been made thereon. It is not practical to estimate the additional tax that would be incurred, if any, if the permanently reinvested earnings were repatriated.
The Company’s overall tax rate for fiscal 2009 and fiscal 2008 differed from the statutory rate due to adjustments to the deferred tax asset valuation allowance, tax credits, rate differences on foreign transactions, the write off of in-process research and development costs in connection with the Sirenza acquisition in fiscal 2008 and the UMC acquisition in fiscal 2009, the impairment of goodwill in fiscal 2009, and other differences between book and tax treatment of certain expenditures. The Company’s overall tax rate for fiscal 2007 differed from the statutory rate due to adjustments to the valuation allowance primarily related to the partial recognition of the U.S. tax benefits on the domestic NOLs, tax credits, rate differences on foreign transactions and other differences between book and tax treatment of certain expenditures.
The Company determined that the transition period rules that incrementally raise the income tax rate in China from the 15% rate applicable for Foreign Investment Enterprises prior to 2008 to the new 25% corporate income tax rate that became effective as of January 1, 2008 are not applicable and thus it is currently subject to the full 25% rate. The China deferred tax assets were adjusted to reflect the 25% tax rate in fiscal 2008.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
12. INCOME TAXES (continued)
A reconciliation of the (provision for) and benefit from income taxes to income tax expense computed by applying the statutory federal income tax rate to pre-tax income (loss) for fiscal years 2009, 2008 and 2007 is as follows (dollars in thousands):

	Fiscal Year
	2009		2008		2007
	Amount	Percentage	Amount	Percentage	Amount	Percentage

Income tax (expense) benefit at statutory federal rate	$308,003	35.00%	$14,869	35.00%	$(30,240)	35.00%
Decrease (increase) resulting from:
State tax, net of federal benefit	5,507	0.62	2,916	6.86	(264)	0.31
Research and development credits	432	0.05	1,309	3.08	1,596	(1.85)
Foreign sales benefit	—	—	—	—	2,515	(2.91)
Effect of change in foreign income tax rate applied to deferred tax asset	—	—	2,309	5.44	1,105	(1.28)
Foreign tax rate difference	(2,461)	(0.28)	2,963	6.97	2,093	(2.42)
Change in valuation allowance against deferred tax assets	(106,687)	(12.12)	20,065	47.23	19,721	(22.83)
In-process research and development	—	—	(4,739)	(11.15)	—	—
Goodwill impairment	(210,717)	(23.95)	—	—	—	—
Other	(1,973)	(0.22)	(604)	(1.42)	491	(0.57)

	$(7,896)	(0.90)%	$39,088	92.01%	$(2,983)	3.45%

The Company adopted the provisions of FIN 48 on April 1, 2007. As a result of adoption, the Company recognized a cumulative effect adjustment of approximately $3.1 million as an increase to retained earnings as of April 1, 2007. As of the date of adoption, the Company’s gross unrecognized tax benefits totaled $15.3 million. Included in this amount is $10.9 million (net of federal benefit of state taxes), which represents the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate. As of March 29, 2008, the Company’s gross unrecognized tax benefits totaled $20.7 million, of which $15.8 million (net of federal benefit of state taxes) represents the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate. As of March 28, 2009, the Company’s gross unrecognized tax benefits totaled $29.5 million, of which $18.9 million (net of federal benefit of state taxes) represents the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate. A reconciliation of the fiscal 2009 beginning and ending amount of gross unrecognized tax benefits (in thousands) is as follows:

Balance at March 31, 2007	$15,299
Additions based on positions related to current year	4,218
Additions for tax positions in prior years	2,043
Additions for tax positions assumed in business combinations	810
Reductions for tax positions in prior years	(1,160)
Expiration of Statute of Limitations	(556)
Settlements	—

Balance at March 29, 2008	$20,654
Additions based on positions related to current year	4,181
Additions for tax positions in prior years	3,096
Additions for tax positions assumed in business combinations	3,706
Reductions for tax positions in prior years	(1,335)
Expiration of Statute of Limitations	(796)
Settlements	—

Balance at March 28, 2009	$29,506

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
12. INCOME TAXES (continued)
It is the Company’s policy to recognize interest and penalties related to uncertain tax positions as income tax expense. During fiscal 2009 and 2008 the Company respectively recognized $0.1 million and $0.3 million of interest and penalties related to uncertain tax positions. Accrued interest and penalties related to unrecognized tax benefits totaled $0.7 million and $0.6 million as of March 28, 2009, and March 29, 2008, respectively.
Within the next 12 months, the Company believes it is reasonably possible that $0.9 million of unrecognized tax benefits may be reduced as a result of the expiration of statute of limitations.
During the first quarter of 2008, the Company agreed to proposed adjustments of $1.8 million related to the examination of its fiscal 2005 United States federal income tax return, which adjustments reduced existing net operating loss carryovers. Subsequent tax years remain open for examination by the United States federal taxing authorities. Other material jurisdictions that are subject to examination by tax authorities are North Carolina (fiscal 2006 through present), California (fiscal 2005 through present), the United Kingdom (fiscal 2002 through present), Germany (calendar year 2005 through present), and China (calendar year 2000 through present).
13. NET (LOSS) INCOME PER SHARE
The following table sets forth the computation of basic and diluted net (loss) income per share (in thousands, except per share data):

	For Fiscal Year
	2009	2008	2007

Numerator for basic and diluted net (loss) income per share:
Net (loss) income available to common shareholders	$(887,904)	$(3,394)	$83,416
Plus: Income impact of assumed conversions for interest on 1.50% convertible notes	—	—	4,056

Net (loss) income plus assumed conversion of notes — Numerator for diluted net (loss) income per share	$(887,904)	$(3,394)	$87,472

Denominator:
Denominator for basic net (loss) income per share — weighted average shares	262,493	227,270	192,137
Effect of dilutive securities:
Employee stock options	—	—	4,232
Assumed conversion of 1.50% convertible notes	—	—	30,144

Denominator for diluted net (loss) income per share — adjusted weighted average shares and assumed conversions	262,493	227,270	226,513

Basic net (loss) income per share	$(3.38)	$(0.01)	$0.43

Diluted net (loss) income per share	$(3.38)	$(0.01)	$0.39

In the computation of diluted net loss per share for fiscal 2009, all outstanding stock options were excluded because the effect of their inclusion would have been anti-dilutive.

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
13. NET INCOME (LOSS) PER SHARE (continued)
In the computation of diluted net income per share for fiscal 2008 and 2007, 11.1 million shares and 4.3 million shares, respectively, were excluded because the exercise price of the options was greater than the average market price of the underlying common stock and the effect of their inclusion would have been anti-dilutive.
The computation of diluted net (loss) income per share for fiscal 2009 and 2008 did not assume the conversion of the Company’s 1.50% convertible subordinated notes due 2010 because the inclusion would have been anti-dilutive. The computation of diluted net income per share for fiscal year 2007 assumed the conversion of the Company’s 1.50% convertible subordinated notes due 2010. The 1.50% notes are convertible at a price of $7.63 per share, and the closing price of the Company’s common stock on the date it committed to sell the notes was $5.78 per share.
The computation of diluted net income per share does not assume the conversion of the Company’s 0.75% or 1.00% convertible subordinated notes due 2012 and 2014, respectively. The two series of notes generally would become dilutive to earnings if the average market price of the Company’s common stock exceeds approximately $8.05 per share.
During fiscal 2008, the Company issued approximately 95.6 million equity securities in connection with the acquisition of Sirenza (see Note 7 to the Consolidated Financial Statements).
14. SHAREHOLDER RIGHTS PLAN
On August 10, 2001, the Company’s Board of Directors adopted a shareholder rights plan, pursuant to which un-certificated stock purchase rights were distributed to shareholders at a rate of one right for each share of common stock held of record as of August 30, 2001. The rights plan is designed to enhance the Board’s ability to prevent an acquirer from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire the Company by means of unfair or abusive takeover tactics. The rights become exercisable based upon certain limited conditions related to acquisitions of stock, tender offers and certain business combination transactions involving the Company. Pursuant to the July 2003 amendment to the shareholder rights plan, an independent committee of the Company’s Board of Directors is required to evaluate the shareholder rights plan at least once every three years in order to determine whether the plan continues to be in the best interests of the Company and its shareholders. In April 2004 and March 2007, the Governance and Nominating Committee of the Board conducted evaluations of the rights plan and determined that it continued to be in the best interests of the Company and its shareholders.
15. COMMON STOCK RESERVED FOR FUTURE ISSUANCE
At March 28, 2009, the Company had reserved a total of approximately 106.5 million of its authorized 500.0 million shares of common stock for future issuance as follows (in thousands):

Outstanding stock options under formal directors and employees stock option plans	21,393
Possible future issuance under Company stock option plans	16,666
Employee stock purchase plan	1,298
Restricted share-based awards granted	6,915
Possible future issuance pursuant to convertible subordinated notes	60,201

Total shares reserved	106,473

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
16. SHARE REPURCHASE
During the fourth quarter of fiscal 2008, the Board of Directors of the Company authorized the repurchase of up to $150.0 million of its outstanding common stock over the next 24 months. The share repurchase program authorizes the Company to repurchase shares, from time to time, through solicited or unsolicited transactions in the open market or in privately negotiated transactions. During the fiscal year ended March 29, 2008, the Company repurchased 30.0 million shares at an average price of $3.27 on the open market, which reduced the total number of outstanding shares by approximately 10%. During fiscal 2009, the Company did not repurchase any shares.
17. COMMITMENTS AND CONTINGENCIES
Legal The Company is involved in various legal proceedings and claims that have arisen in the ordinary course of its business that have not been fully adjudicated. These actions, when finally concluded and determined, will not, in the opinion of management, have a material adverse effect upon the Company’s consolidated financial position or results of operations.
18. RELATED PARTY TRANSACTIONS
During fiscal 2003, the Company entered into a strategic relationship with Jazz, a privately-held RF and mixed signal silicon wafer foundry, for silicon manufacturing and development. Within the strategic relationship, the Company obtained a committed low-cost supply of wafers fabricated utilizing Jazz’s silicon manufacturing processes and the ability to collaborate with Jazz on joint process development and the optimization of these processes for fabrication of next-generation silicon products. As part of the strategic relationship, the Company invested $60.0 million in Jazz, which resulted in an approximate 11% ownership interest in Jazz operations.
During the second quarter of fiscal 2007, Jazz entered into a merger with Acquicor Technology, Inc. As a result of this announcement and the Company’s intention to sell its equity interest in Jazz, the Company recorded an impairment charge of $33.9 million and reduced its investment in Jazz to $25.4 million. During the fourth quarter of fiscal 2007, Jazz announced the completion of their merger with Acquicor Technology, Inc. and as a result, the Company received cash of approximately $23.1 million. During fiscal 2008, the Company received an additional $1.7 million in sale proceeds and recorded an additional impairment of $0.5 million.
19. GEOGRAPHIC INFORMATION
The consolidated financial statements include sales to customers by geographic region that are summarized as follows:

	Fiscal Year
	2009	2008	2007

Sales:
United States (U.S.)	$159,885	$100,907	$73,773
International	726,621	855,363	949,842

	Fiscal Year
	2009	2008	2007

Sales:
United States	18%	11%	7%
Asia	63	67	74
Europe	16	19	17
Central and South America	4	2	1
Canada	<1	<1	<1
Other	<1	<1	<1

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
19. GEOGRAPHIC INFORMATION (continued)
The Company classifies its revenue based upon the end application of the product in which its integrated circuits are used. Net sales by end application are regularly reviewed by the chief operating decision maker and are as follows:

	Fiscal Year
(in thousands)	2009	2008	2007

Net Revenue:
Cellular Products Group	$659,824	$841,405	$958,389
Multi-Market Products Group	226,682	114,865	65,226

Total	$886,506	$956,270	$1,023,615

The consolidated financial statements include the following long-lived asset amounts related to operations of the Company by geographic region (in thousands):

	Fiscal Year
	2009	2008	2007

Long-lived tangible assets:
United States	$224,461	$338,395	$324,374
International	90,666	91,842	49,081
Sales, for geographic disclosure purposes, are based on the “bill to” address of the customer. The “bill to” address is not always an accurate representation of the location of final consumption of the Company’s components. Of the Company’s total international revenue for fiscal 2009, approximately 38% ($336.2 million) was from customers in China, 10% ($86.8 million) from customers in Korea, 9% ($78.5 million) from customers in Hungary, and 6% ($55.9 million) from customers in Taiwan. Long-lived tangible assets include property and equipment and at March 28, 2009, approximately $83.0 million (or 26%) of the Company’s total property and equipment was located in China.
20. QUARTERLY DATA (UNAUDITED):

Fiscal 2009 Quarter
(in thousands, except
per share data) (7)	First	Second	Third	Fourth

Revenue	$240,492	$271,669	$202,025 [1]	$172,320 [1]
Gross profit	72,329	76,768	38,412	29,834
Net loss[2]	(26,525)	(14,227)	(788,474)[3]	(58,678)
Net loss per share:
Basic	$(0.10)	$(0.05)	$(3.00)	$(0.22)
Diluted	$(0.10)	$(0.05)	$(3.00)	$(0.22)

Fiscal 2008 Quarter
(in thousands, except
per share data) (7)	First		Second	Third	Fourth

Revenue	$211,599		$255,845	$268,182	$220,644 [6]
Gross profit	66,698		82,265	70,310	55,683 [6]
Net income (loss)	21,364	[4]	12,197	(17,333)[5]	(19,622)[6]
Net income (loss) per share:
Basic	$0.11		$0.06	$(0.07)	$(0.07)
Diluted	$0.10		$0.06	$(0.07)	$(0.07)

RF Micro Devices, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
20. QUARTERLY DATA (UNAUDITED) (continued):
The Company uses a 52- or 53-week fiscal year ending on the Saturday closest to March 31 of each year. The first fiscal quarter of each year ends on the Saturday closest to June 30, the second fiscal quarter of each year ends on the Saturday closest to September 30 and the third fiscal quarter of each year ends on the Saturday closest to December 31. Each quarter of fiscal 2008 and fiscal 2009 contained a comparable number of weeks (13 weeks).
1. In the third and fourth quarters of fiscal 2009, our revenue decreased primarily due to lower demand for our products resulting from the global economic slowdown.
2. In fiscal 2009 the Company recorded restructuring expenses of $26.6 million, $17.1 million, $58.1 million and $12.4 million in the first, second, third and fourth quarters, respectively (see Note 11 to the Consolidated Financial Statements).
3. In the third quarter of fiscal 2009, the Company recorded an impairment charge of $673.0 million to goodwill and other intangibles. In addition, the Company recorded an expense of $8.5 million in the third quarter of fiscal 2009, related to the increase in the valuation allowance of deferred tax assets.
4. In the first quarter of fiscal 2008, income tax benefit primarily included $20.7 million related to a reduction in the deferred tax asset valuation reserve.
5. In the third quarter of fiscal 2008, in-process research and development with no alternative future use that the Company acquired from Sirenza ($13.9 million), was charged to “other operating expense” at the acquisition date in accordance with SFAS 141.
6. Amounts shown are different from previously announced results by $1.3 million due to an increase in an accrual resulting from a settlement that occurred subsequent to previously announced results. The settlement was with a customer regarding a failure in the field of one of the Company’s products due to an alleged product defect.
7. Net income (loss) and net income (loss) per share for each of the quarters in fiscal years 2009 and 2008 have been adjusted as a result of the retrospective adoption of FSP APB 14-1. Refer to Note 2A, “Retrospective Adoption of New Accounting Pronouncement,” for further discussion.

REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
RF Micro Devices and Subsidiaries
Management of the Company is responsible for the preparation, integrity, accuracy and fair presentation of the Consolidated Financial Statements appearing in our Annual Report on Form 10-K for the fiscal year ended March 28, 2009. The financial statements were prepared in conformity with generally accepted accounting principles in the United States (GAAP) and include amounts based on judgments and estimates by management.
Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) under the Exchange Act. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Consolidated Financial Statements in accordance with GAAP. Our internal control over financial reporting is supported by internal audits, appropriate reviews by management, policies and guidelines, careful selection and training of qualified personnel, and codes of ethics adopted by our Company’s Board of Directors that are applicable to all directors, officers and employees of our Company.
Because of its inherent limitations, no matter how well designed, internal control over financial reporting may not prevent or detect all misstatements. Internal controls can only provide reasonable assurance with respect to financial statement preparation and presentation. Further, the evaluation of the effectiveness of internal control over financial reporting was made as of a specific date, and continued effectiveness in future periods is subject to the risks that the controls may become inadequate because of changes in conditions or that the degree of compliance with the policies and procedures may decline.
Management assessed the effectiveness of the Company’s internal control over financial reporting, with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, as of March 28, 2009. In conducting this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework. Based on our assessment, management believes that the Company maintained effective internal control over financial reporting as of March 28, 2009.
The Company’s independent auditors, Ernst & Young LLP, a registered public accounting firm, are appointed by the Audit Committee of the Company’s Board of Directors. Ernst & Young LLP has audited and reported on the Consolidated Financial Statements of RF Micro Devices, Inc. and subsidiaries and has issued an attestation report on the Company’s internal control over financial reporting. The reports of the independent registered public accounting firm are contained in this Annual Report on Form 10-K for the fiscal year ended March 28, 2009.

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting
The Board of Directors and Shareholders of RF Micro Devices, Inc.
We have audited RF Micro Devices, Inc. and subsidiaries’ internal control over financial reporting as of March 28, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). RF Micro Devices, Inc. and subsidiaries’ management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, RF Micro Devices, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of March 28, 2009, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of RF Micro Devices, Inc. and subsidiaries as of March 28, 2009 and March 29, 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended March 28, 2009 of RF Micro Devices, Inc. and subsidiaries and our report dated May 26, 2009 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Greensboro, North Carolina
May 26, 2009

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
RF Micro Devices, Inc.
We have audited the accompanying consolidated balance sheets of RF Micro Devices, Inc. and subsidiaries as of March 28, 2009 and March 29, 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended March 28, 2009. Our audits also included the financial statement schedule listed in the index at Item 15(a)(2). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of RF Micro Devices, Inc. and subsidiaries at March 28, 2009 and March 29, 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 28, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in Note 2 to the financial statements, in 2008 the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of Financial Accounting Standard No. 109. In addition, as discussed in Note 2A to the consolidated financial statements, effective March 29, 2009, the Company adopted Financial Accounting Standards Board’s Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments that May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” and retrospectively adjusted all periods presented in the consolidated financial statements referred to above.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), RF Micro Devices, Inc. and subsidiaries’ internal control over financial reporting as of March 28, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated May 26, 2009 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Greensboro, North Carolina
May 26, 2009, except for Note 2A as to which the date is July 31, 2009